Exhibit 10.26

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH PORTIONS ARE MARKED AS INDICATED WITH BRACKETS (“[***]”) BELOW

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (the “Agreement”) is entered into on December, 13, 2019 (the “Effective Date”), by and between (each a “Party” and jointly the “Parties”):

(1)
SANUWAVE HEALTH, INC. a corporation organized and existing under the laws of the State of Nevada, United States of America, with its headquarters at 3360 Martin Farm Road, Suite 100, Suwanee, Georgia 30024, United States of America (“Sanuwave”);

(2)
UNIVERSUS GLOBAL ADVISORS LLC, a limited liability company organized and existing under the laws of the State of Delaware, United States of America, with its headquarters at 251 Little Falls Drive, New Castle, Delaware 19808, United States of America (“Universus”);

(3)
VERSANI HEALTH CONSULTING CONSULTORIA EM GESTÃO DE NEGÓCIOS EIRELI, a empresa individual de responsabilidade limitada organized and existing under the laws of Brazil having its principal place of business at Rua Francisco Leitão, 177, Conj. 92, Pinheiros, Municipality of São Paulo, State of São Paulo – 05.414- 020, Brazil, enrolled with the Brazilian Taxpayer Secretariat under number CNPJ 31.025.914/0001-30 (“Versani”);

(4)
CURARUS LIMITED, a private limited company organized and existing under the laws of England and Whales having its principal place of business at Unit C, Harcourt Way, Meridian Business Park, Leicester, LE19 1WP (“Curarus”);

(5)
DANIEL FELICIANO FERREIRA, Brazilian, married, manager, resident and domiciled in the city of São Paulo, State of São Paulo, at (“Daniel”);

(6)
FERNANDO DELMONTE MOREIRA, Brazilian, married, physician, resident and domiciled in the city of Salvador, State of Bahia, at (“Fernando”);

(7)
PAULO HENYAN YUE CESENA, Brazilian, divorced, engineer, resident and domiciled in the city of São Paulo, State of São Paulo, at (“Paulo”);

(8)
FABIO DELMONTE MOREIRA, Brazilian, married, pharmacist, resident and domiciled in the city of Miami, State of Florida, at (“Fabio”);

(9)
PARVINDER PUNIA, a citizen of the Czech Republic, regulatory affairs consultant, resident and domiciled in the city of Ricany, at (“Parvinder”); and

(10)
LAURA NAE, a citizen of the Czech Republic, regulatory affairs consultant, resident and domiciled in the city of Prague, at (“Laura” and, together with Curarus, Daniel, Fernando, Paulo, Fabio and Parvinder, the “IDIC Group”).

WHEREAS,

(A)
Sanuwave develops and commercializes high-energy, focused, shock wave technology used in devices for the repair and regeneration of bones, muscles, tendons and skin, and for the separation of solids and fluid in non-medical systems;

(B)
Sanuwave has developed and commercializes the dermaPACE device and wound kits consisting of a standard ultrasound gel and a custom size sterile sleeves used for the treatment of various acute and chronic wounds using extracorporeal shockwave therapy technology (the “Device”);

(C)
On November 6th, 2019, the IDIC Group completed the payment to Sanuwave of the first installment of the Partnership Fee in the total amount of USD $250,000.00 (two hundred and fifty thousand U.S. Dollars);

(D)
Subject to the terms and conditions of this Agreement, the Parties agreed (i) to form a joint venture in Brazil to manufacture, import, export, use, offer for sale, and distribute the Device and related treatments on an exclusive basis in Brazil, and (ii) to enter into this Agreement, to further regulate their rights and obligations with respect to the joint venture; and (iii) to incorporate the JV Company, and execute the other Transaction Documents to govern the operations and management of the JV Company;

(E)
Upon formation of the JV Company, Sanuwave will own forty-five per cent (45%) of the equity interests of the JV Company, the IDIC Group, through a holding company to be formed, will collectively own forty-five per cent (45%) of the equity interests of the JV Company and each of Versani and Universus will own five per cent (5%) of the equity interests of the JV Company.

NOW, THEREFORE, the Parties agree, subject to the terms and conditions hereinafter set forth, as follows:

SECTION 1
DEFINITIONS AND INTERPRETATION

 DEFINITIONS

1.1 For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

Affiliate means any Person which directly or indirectly Controls, is Controlled by, or is under common Control with, another Person.

Agreement means this Agreement and its Schedules and Exhibits.

Anti-Corruption Laws has the meaning set forth in Section 9.2.

ANVISA means Agência Nacional de Vigilância Sanitária, the National Health Surveillance Agency of Brazil.

Applicable Law means any and all laws, rules, statutes, decrees, regulations, ordinances or orders valid and enforceable in the United Kingdom, Brazil and any other jurisdiction in the proper exercise of its jurisdiction, as applicable, including all applicable public, environmental and competition laws and regulations; and any administrative decision, judgment and other pronouncement enacted, issued, promulgated, enforced or entered into by any Governmental Authority.

Arbitral Tribunal has the meaning set forth in Section 23.4.

Arbitration Chamber has the meaning set forth in Section 23.2.

Board of Directors means the board of directors of the Company.

Brazil means the Federative Republic of Brazil.

Business means the manufacturing, import, export, use, sale, and distribution of the Device and related treatments on an exclusive basis within the Brazil.

Business Day means a day on which commercial banks are generally open for business in São Paulo.

Business Plan means the annual operating and financial plan of the JV Company, which shall be agreed between Sanuwave and the members of the IDIC Group prior to the formation of the JV Company.

Bylaws means the bylaws of the Company to be enacted at the general meeting of incorporation of the JV Company.

Change of Control has the meaning set forth in Section 7.1.

Confidential Information has the meaning set forth in Section 24.1.

Conflict has the meaning set forth in Section 23.1.

Consenting Meeting of Representatives has the meaning set forth in Section 10.2.

Consenting Meeting of the Senior Management has the meaning set forth in Section 10.3.

Control (including the terms “Controls”, “Controlled by” and “under common Control with”) means with respect to any Person or group of Persons (the “Controlling Person”), (a) the ability of the Controlling Person, whether through the ownership of voting securities of another Person (the “Controlled Person”) or by contract or otherwise, to directly or indirectly (i) elect a majority of the board of directors or other similar governing or managing body of such Controlled Person, or (ii) direct or cause the direction of the management or policies of such Controlled Person, or (b) the ownership rights that entitle the Controlling Person to have the majority of the voted in such Controlled Person general meetings.

Defense Costs has the meaning set forth in Section 19.5(b).

Direct Claim has the meaning set forth in Section 19.5(a).

Direct Transfer means, when used as a noun, any direct transfer, assignment (including any fiduciary assignment) conveyance, exchange, donation, gift, sale, merger, or other disposition or attempted disposition of equity interests, whether voluntary or involuntary; and when used as a verb and/or as an adjective, shall have a meaning correlative with the foregoing.

Director means a member of the Board of Directors.

Drag-Along Conditions has the meaning set forth in Section 6.4.2.

Drag-Along Transferor has the meaning set forth in Section 6.4.1.

Drag-Along Notice has the meaning set forth in Section 6.4.1.

Drag-Along Potential Buyer has the meaning set forth in Section 6.4.1.

Drag-Along Right has the meaning set forth in Section 6.4.1.

[***] has the meaning set forth in Section 3.10.

Encumbrance means any charge, pledge, mortgage, encumbrance, option, deposit, usufruct, reservation of title, preemptive right, preferential right, fiduciary transfer or other third party rights affecting the property, asset or right in question, or security interest of any kind, or promise, agreement or obligation to provide any of the above-listed items.

Effective Date has the meaning set forth in the Preamble.

Fiscal Year means the period commencing on January 1 and ending on December 31 each year.

Follow-on Offer Period has the meaning set forth in Section 6.2.1.

Governmental Authority means any court, whether tribunal or administrative, governmental or regulatory body, agency, commission, division, department, autarchy, organization, public body, State, municipality or other governmental authority (including the Brazilian judicial, legislative and executive branches) having jurisdiction over the Parties and/or the matters which are subject to this Agreement.

Gross Sales means the total amount of sales recognized for a reporting period, prior to any deductions or discounts.

IDIC Group has the meaning set forth in the Preamble.

IDIC Group Change of Control Put Option Affected Shares has the meaning set forth in Section 7.3.1.

IDIC Group Change of Control Put Option has the meaning set forth in Section 7.3.1.

IDIC Group Change of Control Put Option Exercise Notice has the meaning set forth in Section 7.3.1.

[***] has the meaning set forth in Section 3.10.

IDIC Group Indemnified Parties has the meaning set forth in Section 19.2.

IDIC Group Nominee Shareholder has the meaning set forth in Section 25

Indemnified Parties has the meaning set forth in Section 19.2.

Indemnifying Party has the meaning set forth in Section 19.4.

Initial Closing has the meaning set forth in Section 16.1.

Initial Closing Conditions has the meaning set forth in Section 15.1.

Initial Closing Date has the meaning set forth in Section 16.1.

Initial Closing Long Stop Date means (including) December 17, 2019.

Initial Offer Period has the meaning set forth in Section 6.2.1.

Indirect Transfer means, when used as a noun, (a) with respect to any Party (other than Sanuwave) (a “Subject Person”): (i) any corporate recapitalization, reorganization, amalgamation or change of ownership of any of the issued and outstanding securities or other ownership of such Subject Person; (ii) any transfer, assignment (including any fiduciary assignment), conveyance, exchange, donation, gift, sale, merger or other transaction or disposition or attempted disposition or abandonment of the equity interest of a Subject Person, whether voluntary or involuntary; (iii) the issuance of any treasury or other securities or ownership interests of such Subject Person to any Person, in each case, where as a result of such action or transaction described in (i), (ii) or (iii) above, any of the issued and outstanding securities or other ownership interests of such Subject Person would be owned, directly or indirectly, by a person other than the Person or Persons or beneficial owners or beneficial owners) that owned such securities immediately prior to such action and/or transactions (and when used as a verb and/or as an adjective, shall have a meaning correlative to the foregoing).

Intellectual Property Rights means any intellectual property rights, including, without limitation, (i) patents, patent applications and statutory invention registrations, (ii) registered, unregistered and applications to register trademarks, service marks, trade names, trade dress, logos, commercial names, domain names or corporate names, including any trademarks registered before the Brazilian Intellectual Property Agency (Instituto Nacional da Propriedade Intelectual – INPI) and including all goodwill associated with the foregoing, (iii) registered, unregistered and applications to register copyrights, together with translations, adaptations, derivations and combinations thereof, (iv) trade secrets, know-how, and proprietary information, including trade secrets, know-how and invention rights and (v) algorithms and software, domain names, websites, inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, and all other similar intellectual property rights.

JV Company means the corporation or other Person which the Parties agree to establish, or cause to be establish, as provided for in this Agreement to explore the Business pursuant to the terms and conditions of this Agreement, the Bylaws and the other Transaction Documents.

JV Transaction has the meaning set forth in Section 13.1.

License means any licenses, permits, authorizations, consents or other approvals required by Applicable Law (especially any environmental laws) or by any Governmental Authority.

Lock-Up has the meaning set forth in Section 5.1.

Losses means any and all damages, losses, amounts paid pursuant to judicial, administrative or arbitration decisions, costs and expenses, tax assessments, interest, fines and charges of any nature, including attorneys’ fees and deposits due to judicial and administrative proceedings, it being agreed that neither Party shall be liable in an action initiated by one against the other for special, indirect or consequential damages resulting from or arising out of, without limitation, loss of profit or business opportunities, and/or business interruptions.

Marketing Policy means the marketing policy of the JV Company which shall be agreed between the Parties prior to the Subsequent Closing Date.

New Transfer Terms has the meaning set forth in Section 6.2.2.

Net Sales means the gross amount invoiced by the JV Company for Device procedures or products sold in bona fide, arms-length transactions to third parties for use in the field, less sales, use, occupation and excise taxes, and transportation, discounts, returns and allowances in lieu of returns.

Non-Compete Obligation has the meaning set forth in Section 21.1.

Notice of Change of Control has the meaning set forth in Section 7.1.

Officer means the officers of the JV Company appointed in accordance with the Shareholders’ Agreement and Bylaws.

Organizational Expenses means the cost of organizational expenses for the incorporation and operation of the JV Company such as the INMETRO certification, ANVISA authorization, pharma economic study, RADAR licenses, the cost of the initial three Devices, insurance, and pre- launch costs for key opinion leader development and symposiums or congresses, provided that any costs related to employees, contract labor, or back office facilities are excluded from this definition.

Partnership Fee means the total amount to be paid by the IDIC Group to Sanuwave in the aggregate amount of $600,000.00 (six hundred thousand U.S. Dollars) payable in accordance with Section 3.1.

Parties has the meaning ascribed to it in the Preamble.

Party has the meaning ascribed to it in the Preamble.

Person means any natural person, legal entity, firm, partnership, association, business or non-business company, corporation, joint venture, limited liability company, association, trust, unincorporated organization, pension fund, trust, Governmental Authority, investment fund or other entity, as well as any syndicate or group of two or more of such Persons acting as a syndicate or group for purposes of acquiring, holding or disposing of securities or other interests in any such Person.

Policy has the meaning set forth in Section 12.6.2.

Remaining Parties has the meaning set forth in Section 6.2.1.

Remaining Party Transfer Terms has the meaning set forth in Section 6.2.1.

Required Approvals has the meaning set forth in Section 17.1.1.

Requisite Vote of the Board has the meaning set forth in Section 9.5.8.

Right of First Offer has the meaning set forth in Section 6.2.1.

ROFO Acceptance has the meaning set forth in Section 6.2.1.

ROFO Completion Date has the meaning set forth in Section 6.2.3.

ROFO Offered Shares has the meaning set forth in Section 6.2.1.

ROFO Offer Price has the meaning set forth in Section 6.2.1.

Rules of Arbitration has the meaning set forth in Section 23.2.

Sanuwave has the meaning set forth in the Preamble.

Sanuwave Indemnified Parties has the meaning set forth in Section 19.1.

Sanuwave Post Ramp-Up Change of Control Affected Shares has the meaning set forth in Section 7.3.1.

Sanuwave Post Ramp-Up Change of Control Call Option has the meaning set forth in Section 7.3.1.

Sanuwave Post Ramp-Up Change of Control Call Option Exercise Notice has the meaning set forth in Section 7.3.1.

Sanuwave Pre Ramp-Up Change of Control Affected Shares has the meaning set forth in Section 7.2.

Sanuwave Pre Ramp-Up Change of Control Call Option has the meaning set forth in Section 7.2.

Sanuwave Pre Ramp-Up Change of Control Call Option Exercise Notice has the meaning set forth in Section 7.2.

Sanuwave’s Technology means all know how, methods, processes, pathway, technology, inventions, expertise, trade secrets, techniques, specifications, formulations, formulae, combinations of components, and tangible and intangible information that Sanuwave has developed or otherwise owns or holds related to the Device.

Shareholders’ Agreement means the shareholders’ agreement of the JV Company to be entered into by the Parties prior to the formation of the JV Company.

Shares mean the issued and outstanding ordinary and preferred shares of the capital stock of the JV Company.

Subsequent Closing has the meaning set forth in Section 18.1.

Subsequent Closing Conditions has the meaning set forth in Section 17.1.

Subsequent Closing Date has the meaning set forth in Section 18.1.

Subsequent Closing Long Stop Date means (including) December 31, 2020.

Supply Agreement means the agreement to be entered into by Sanuwave and the JV Company for the supply of Devices.

Tag-Along Exercise Notice has the meaning set forth in Section 6.3.3.

Tag-Along Conditions has the meaning set forth in Section 6.3.2.

Tag-Along Notice has the meaning set forth in Section 6.3.1.

Tag-Along Potential Buyer has the meaning set forth in Section 6.3.1.

Tag-Along Right has the meaning set forth in Section 6.3.1.

Tag-Along Shares has the meaning set forth in Section 6.3.1.

Tag-Along Transferor has the meaning set forth in Section 6.3.1.

Technology License Agreement means the technology license agreement to be entered into by Sanuwave and the JV Company on the Subsequent Closing Date related to the ownership and use of the Intellectual Property Rights to be transferred to and/or developed by JV Company.

Third-Party Claim has the meaning set forth in Section 19.5(b).

Third Party Claim Notice has the meaning set forth in Section 19.4.

Trademark License Agreement means the trademark license agreement to be entered into by the JV Company and Sanuwave prior to the Subsequent Closing.

Transfer means any Indirect Transfer or Direct Transfer.

Transfer Notice has the meaning set forth in Section 6.2.1.

Transferor has the meaning set forth in Section 6.2.1.

Transaction Documents means this Agreement, the Shareholders’ Agreement, the Promissory Notes, the Trademark License Agreement, the Supply Agreement and the Technology License Agreement.

INTERPRETATION

1.2 All references to Sections, Recitals, Exhibits and Schedules are, unless otherwise expressly stated, references to sections of, and Recitals, Exhibits and Schedules to, this Agreement.

1.3 The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.4 Any reference to any statute, statutory instrument or contract, agreement or other similar arrangement in this Agreement shall be a reference to the same as amended, supplemented, re-enacted or replaced from time to time.

1.5     References to “include” or “including” are to be construed without limitation.

1.6 Unless the context otherwise requires, reference to the singular shall include a reference to the plural and vice-versa; and reference to any gender shall include a reference to all genders.

1.7 The Exhibits and Schedules form part of this Agreement. In the event of any conflict between the provisions of this Agreement, the Exhibits and the Schedules, the provisions of this Agreement shall prevail.

SECTION 2
SCOPE OF THIS AGREEMENT

2.1 The purpose of this Agreement is to set forth the rights and obligations of the Parties in connection with (i) the establishment of the joint venture, (ii) the incorporation, management and governance of the JV Company; (iii) the development and operation of the Business by the JV Company.

2.2 The Parties agree that upon the formation of the JV Company and subsequent execution of the Shareholders’ Agreement, the Parties’ relationship as shareholders of the JV Company shall be governed by the provisions of the Bylaws and the Shareholders’ Agreement in respect of all matters requiring shareholders or Board of Directors approval, which are relevant for the carrying out of the JV Company’s Business and the pursuit of its objectives.

2.3 Each Party acknowledges and agrees that it shall vote in the General Shareholders’ Meeting, and shall cause the members of the Board of Directors appointed by them to vote in the Board of Directors’ Meetings so as to comply with and give effect to the terms and conditions of this Agreement, and that such Party and such members of the Board of Directors shall act in accordance with the provisions of this Agreement. The Parties undertake to take all the necessary measures to ensure that the members of the Board of Directors and the Officers will comply with this Agreement, including through the execution of a deed of adherence by each member of the Board of Directors and the Officers.

2.4 The Parties also agree that it is of the essence of this Agreement that, in their capacity as shareholders, they shall endeavor to generate value for the JV Company and the Business by their mutual cooperation and contribution in their respective areas of expertise within the scope of the Business.

2.5 The Business shall be conducted so as to maximize the benefit to the Parties as shareholders, and to prioritize the JV Company’s financial independence from the Parties as shareholders, using (in light of the tax, legal, regulatory and economic circumstances at the time) the financing tools and instruments which are available in the market and the guarantees secured on its own assets and credit health, avoiding as far as reasonably possible the request by it for financial support from one or more Parties as shareholders.

SECTION 3
THE JOINT VENTURE AND JV COMPANY

3.1 IDIC Group shall pay to Sanuwave the Partnership Fee, in exchange for the right of establishing a joint venture company which will hold the exclusive territorial rights to be granted to the JV Company to use, offer for sale, import, and export the Device within Brazil on the Subsequent Closing Date. The Partnership Fee has been and shall be paid in three separate installments as follows: (a) USD $250,000.00 (two hundred and fifty thousand U.S. dollars) paid in full on November 14th, 2019; (b) USD $250,000.00 (two hundred and fifty thousand U.S. dollars) to be paid on the Initial Closing Date (no later than December 31st, 2019); and (c) USD $100,000.00 (one hundred thousand U.S. dollars) to be paid by Sanuwave upon receipt of applicable regulatory approval by ANVISA for the JV Company to commercialize the Device in Brazil, on the Subsequent Closing Date.

3.1.1 In the event that the Parties have not reached agreement on the Shareholders’ Agreement, the Promissory Notes, the Trademark License Agreement, the Supply Agreement and the Technology License Agreement by January 31, 2020, IDIC Group shall have the right to terminate this Agreement for cause, [***],and Sanuwave [***].

3.1.2 In the event ANVISA does not grant regulatory approval for the JV Company to commercialize the Device in Brazil, or in the event ANVISA grants the approval with restrictions that will materially impact the JV Company’s operation, IDIC Group shall have the right to terminate this Agreement for cause, [***], and Sanuwave [***].

3.2 In exchange for the payment of the first installment of the Partnership Fee, Sanuwave issued to each member of the IDIC Group, the Promissory Notes. Each of such Promissory Notes is attached hereto as Exhibit A.

3.3 The IDIC Group shall be responsible for the incorporation of the JV Company and shall pay any and all fees and expenses in connection with the incorporation, formation, and startup of the JV Company, including but not limited to all expenses to form the JV Company, obtain the required approvals and filings with any Governmental Authority for the operation of the JV Company, the registration and commercialization of the Device, attorneys' fees and fees of other advisors involved and all other disbursements or expenses of the types customarily incurred in connection with the procedures herein contemplated.

3.4 Sanuwave shall cooperate with the IDIC Group and bear its own costs associated with it becoming a shareholder of the JV Company, including but not limited, to any requested legal opinions outside of Brazil and its own travel expenses.

3.5 The JV Company shall be a corporation incorporated in Brazil governed by Law No. 6.404/76, the Bylaws and the Shareholders’ Agreement. The following provisions of Sections 3.5 through and including Section 3.12 shall apply after the formation of the JV Company and shall be reflected in the Bylaws and Shareholders’ Agreement of the JV Company.

3.6 The corporate name of the JV Company shall be Diversa S.A. and the JV Company’s headquarters will be at Santana do Parnaíba.

3.7 When the formation of the JV Company occurs, the corporate capital of the JV Company shall be represented by ordinary and preferred registered shares, all with a par value of R$ 1.00 (one Brazilian Real) each, free from any Encumbrances, in a total of R$5,001.00 (five thousand and one Brazilian Reais) represented by five thousand (5,000) ordinary shares and one preferred share each held as follows:

(a) [***] held by Sanuwave;

(b) [***] held by the IDIC Group, through a holding company to be formed by IDIC Group;

Group;

(c) [***] held by the IDIC

(d) [***] held by Versani; and

(e) [***] held by Universus.

3.8    The preferred shares of the JV Company will not grant any voting right to [***], are not convertible into ordinary shares, and shall not be transferred by [***], except among its members and/or Affiliates of its members.

3.9 Notwithstanding the foregoing, in case preferred shares are granted any voting rights to [***] by virtue of law, [***] hereby fully waives any such rights and, if such rights may not be waived by [***] for any reason whatsoever, [***] shall always exercise such voting rights with respect to the preferred shares in the same manner as [***] exercise voting rights with respect to its ordinary shares. In addition, for all purposes of this Agreement (including verifying whether any minimum ownership percentage thresholds set forth herein were met), the preferred shares shall not be considered to constitute part of the voting capital of the JV Company. The preferred shares do not participate in the capital increases arising from capitalization of reserves or profits and do not give any rights to remaining profits.

3.10 The right granted to [***] as the sole holder of preferred shares shall exclusively consist of receiving fixed prioritized dividends from the profits of the JV Company until full reimbursement of the amounts paid by [***] in connection with the Partnership Fee and the Organizational Expenses, including the amount corresponding to any taxes paid by [***] in connection with the payment of the Partnership Fee, always net of any applicable taxes (the “[***]”). Such dividends shall be paid exclusively based on the Bylaws reserve to be established in the Bylaws of the Company. The Parties agree that the [***] will not be paid through interest on net capital (juros sobre capital próprio).

3.11 The Parties undertake to vote in the General Shareholders’ Meeting in order to distribute to [***], as the sole holder of preferred share, the totality of the [***] as soon as the applicable Bylaws reserve has received enough cash to pay the [***].

3.12 The preferred share shall be redeemed by the JV Company for the price equivalent to the equity value of the share on the Effective Date as soon as the [***] is paid in full, solely by making use of funds allocated to the Bylaws reserve to be created. The Parties hereby undertake to carry out: (a) an Extraordinary General Shareholders’ Meeting within thirty days counted as from the date on which the [***] is paid in full and to approve the redemption of the preferred shares, under the terms hereof.

3.13 The ordinary shares shall be paid-in by the shareholders in cash (in Brazilian Reais) or with assets and rights pursuant to the terms of the Shareholders’ Agreement and the Business Plan. Upon contribution, the JV Company shall be entitled to use Sanuwave’s Technology as per the terms and conditions of the Technology License Agreement.

SECTION 4
FINANCING, CAPITAL INCREASES AND DIVIDENDS

4.1 The following provisions of this Section 4 shall apply after the formation of the JV Company, and shall be incorporated into the Shareholders’ Agreement and the Bylaws of the JV Company.

4.2 None of the Parties shall be obligated to pay any debt or provide any equity financing or other financial support of any kind or nature to the JV Company, including loans or guarantees or other assurances to third parties in connection with the extension of credit or other financial support provided to the JV Company, unless it has separately committed in writing (in a legally binding manner) to the JV Company to do so.

4.3 Upon approval by the requisite number of shareholders at a General Shareholders’ Meeting, the JV Company may obtain financing through the issuance of securities, including equity and debt securities, if the Board of Directors determines that such financing is in the best interest of the JV Company.

4.4 The capital increases involving issuance of Shares by the JV Company shall be carried out in the best interests of the JV Company, shall comply with the Applicable Law, and must be approved by a General Shareholders’ Meeting, upon recommendation of the Board of Directors.

4.4.1 Notwithstanding the above mentioned, for the purposes of increasing the capital of the JV Company, the Parties hereby agree that the JV Company shall be evaluated by its book value until it reaches US$ 2,000,000.00 in Gross Sales. Once this threshold is reached, the JV Company may be evaluated by any methods available, according to the Applicable Law, the recommendation of the Board of Directors and approval of the General Shareholders’ Meeting.

4.5 In case of a capital increase, each Party shall have the right to subscribe for and contribute to the capital increase pro-rata in proportion to its ownership interest as of the date of the approval of the capital increase. If a Party does not subscribe for and contribute its share of capital increase, then any other Party may subscribe for and contribute that share pro-rata in proportion to its ownership interest, in which case the ownership interest of the non-contributing Party may be diluted, and that of the other Parties’ increased.

4.6 Within [***] days as from the approval of: (i) a capital increase by issuance of Shares by the JV Company; or (ii) any issuances of other Shares by the JV Company, each Party will be offered the opportunity to subscribe for up to its pro rata share of the new Shares relative to its then-current participation in the corporate capital of the JV Company in accordance with the Applicable Law. In the event that any Party does not exercise, in whole or in part, its preemptive rights, but one or more other Parties exercised its or their preemptive rights in full, such other subscribing Party(ies) shall first have the opportunity (for an additional period of [***] days after the date of elapse of the [***]-day term provided by this Section) to subscribe for such unsubscribed-for Shares (on a pro rata basis among them), before such unsubscribed Shares are offered to third parties.

SECTION 5
GENERAL ASPECTS OF THE TRANSFER OF SHARES

5.1 No member of the IDIC Group shall Transfer any of their respective direct or indirect participation in the joint venture or the JV Company (except among its undersigned members and/or to one or more Affiliates of such members) either totally or partially, until the third anniversary of the payment in full of the Partnership Fee (“Lock-Up”).

5.2 The following remaining provisions of this Section 5 shall apply after the formation of the JV Company, and shall be incorporated into the Shareholders’ Agreement and the Bylaws of the JV Company.

5.3 Except as contemplated by this Section 5 or Section 6, no Party shall Transfer, any portion of their respective Shares without complying with the provisions of this Section 5 or Section 6.

5.4 The Parties agree that the following Transfers will not be subject to the restrictions on transfer established under this Agreement: (i) Transfers among the current members of the IDIC Group, or transfers by the current members of the IDIC Group to one or more Affiliates, provided that in case a current member ceases to be a member of the IDIC Group, a transfer to such former member shall not be permitted or if a Transfer is made to a member of the IDIC Group and such Person ceases to be a member of the IDIC Group, such shares must be re-transferred to a member of the IDIC Group; and (ii) transfers by Sanuwave to an Affiliate.

5.5 Any Transfer of Shares performed in violation of the provisions of this Agreement shall be null and void and the Company shall not register such transaction under the Shares Registry Book or the Shares Transfer Book, in which case the defaulting Party undertakes to be liable towards the JV Company, the remaining Parties and any third parties for any losses and damages resulting from such violation.

5.6 The issue of Shares or the Transfer of Shares to a Person who is not already a Party to this Agreement (including any Affiliate of the transferring Party) shall only be performed upon irrevocable and irreversible obligation of such Person to adhere to the Shareholders’ Agreement by means of the execution of an adhesion agreement to be attached as an exhibit to the Shareholders’ Agreement.

SECTION 6
RIGHT OF FIRST OFFER; TAG-ALONG RIGHT; DRAG-ALONG RIGHT

6.1 The following provisions of this Section 6 shall apply after the formation of the JV Company, and shall be incorporated into the Shareholders’ Agreement and the Bylaws of the JV Company.

6.2     Right of First Offer

6.2.1 Subject to the Lock-Up, if a Party (“Transferor”) desires to Transfer all or any portion of its Shares (the “ROFO Offered Shares”) to a Third Party (other than a permitted assignee), the Transferor shall first permit each of the other Parties (“Remaining Parties”) to exercise its right of first offer in respect of all of the ROFO Offered Shares (the “Right of First Offer”). The Transferor shall notify the Remaining Parties about its intention to Transfer the Shares, which notice shall include the number of ROFO Offered Shares (the “Transfer Notice”). Within [***] days of the Transfer Notice (the “Initial Offer Period”), each Remaining Party may, on a pro-rata basis to its then current participation in the corporate capital of the JV Company, make an offer to the Transferor to acquire all (but not less than all) of the ROFO Offered Shares at an all-cash price (the highest such price shall be the “ROFO Offer Price”) and on an “as-is, where-is” basis, except for customary representations and warranties (“Remaining Party Transfer Terms”); any exercise by the IDIC Group as a “Remaining Party” of the Right of First Offer hereunder may be exercised by the IDIC Group as a whole, or by its individual members, at their sole discretion. In making such offer, each Remaining Party will have the right to over-elect, on a pro-rata basis relative to its then current participation in the corporate capital of the JV Company, to acquire the pro rata portion of any Remaining Party which does not elect to participate. Each Remaining Party that in the Initial Offer Period offered less than the ROFO Offer Price shall have [***] Business Days following the expiry of the Initial Offer Period (the “Follow-on Offer Period”) to notify the Transferor and the other Remaining Parties that it is willing to also pay the ROFO Offer Price. The Transferor shall have a [***]-day period following the end of the Initial Offer Period or the Follow-on Offer Period (as applicable), to accept the ROFO Offer Price (“ROFO Acceptance”) at its discretion.

6.2.2 If the Transferor elects not to sell its ROFO Offered Shares at the ROFO Offer Price with the Remaining Parties, it may, during a further period of [***] months, enter into definitive transaction documents to sell all (but not less than all) of the ROFO Offered Shares to an arm’s length third party at a price higher than the ROFO Offered Price, which sale shall not include any collateral agreements or any other terms that would reasonably be expected to make the transaction price with such third party less than the ROFO Offer Price (“New Transfer Terms”). In the event that no ROFO Offer Price is offered, the Transferor may sell to a third party purchaser at any price, provided that execution of the definitive transaction documents to effect the sale occurs within [***] months after the lapse of a [***] days period for presentation of the ROFO Offer Price. In case of lapse of the [***] month period without the execution of the definitive transaction documents to be entered into with a Third Party, in case the Transferor still intends to sell the ROFO Offered Shares, the Transferor shall restart the procedure indicated in this Section 6.2.

6.2.3 If the Transferor elects to consummate the Transfer of the ROFO Offered Shares at the ROFO Offer Price with the Remaining Parties then within [***] days of the date of the ROFO Acceptance, the Transferor must provide written notice to the Remaining Parties of: the number of ROFO Offered Shares that each Remaining Party is obliged to acquire; and the date, place and time (the "ROFO Completion Date") between [***] and [***] Business Days after the date of the ROFO Acceptance, on which the sale and purchase of the ROFO Offered Shares is to be completed.

6.2.4 On or before the ROFO Completion Date, the Transferor shall effect the Transfer to the Remaining Party(ies) by executing an instrument of transfer in respect of the relevant ROFO Offered Shares and will Transfer on the ROFO Completion Date the relevant ROFO Offered Shares to the relevant Remaining Parties) free from all Encumbrances with full title guarantee, and on the Remaining Party Transfer Terms against payment in cash of the aggregate ROFO Offered Price due to it in respect of the ROFO Offered Shares from the Remaining Parties on the ROFO Completion Date.

6.3
Tag-Along Right

6.3.1 Subject to the Lock-Up and the Right of First Offer, a Party which intends to sell its Shares of the JV Company (“Tag-Along Transferor”) shall not sell its Shares in the JV Company to a Third Party (other than a permitted transferee) (“Tag-Along Potential Buyer”), except in case (i) the terms and conditions of such Transfer of Shares include an offer, by the Tag- Along Potential Buyer to the other Parties other than the Tag-Along Transferor for the acquisition of the Shares held by the other Parties (“Tag-Along Shares” and “Tag-Along Right”, respectively), on a pro rata basis to their share ownership in the corporate capital of the JV Company, and (ii) the Tag-Along Transferor delivers a notice of such offer to the other Parties not less than forty-five days prior to such proposed transfer to such Tag-Along Potential Buyer (“Tag- Along Notice”).

6.3.2 The Tag-Along Notice shall include the following information (“Tag-Along Conditions”): (a) the number of Shares held by the Tag-Along Transferor to be transferred to the Tag-Along Potential Buyer; (b) the cash price to be paid per share and the conditions of payment; (c) the transfer terms agreed with the Tag-Along Potential Buyer; (d) the name and the identity of the Tag-Along Potential Buyer; (e) copy of the principal final documents for the purchase and sale of shares or, in their absence, copy of the offer or the purchase terms submitted by the Tag-Along Potential Buyer.

6.3.3 The other Parties shall have the right, to be exercised by notice to the Tag- Along Transferor within [***] days after the receipt of the Tag-Along Notice, to notify the Tag Along Transferor in writing whether it intends to exercise the Tag-Along Right (“Tag-Along Exercise Notice”). Upon the timely delivery of any Tag-Along Exercise Notice, it shall be a condition precedent for the closing of such Transfer of Shares to the Tag-Along Potential Buyer that the Tag-Along Potential Buyer acquires at the same time the Tag-Along Shares of the Parties which provided the Tag-Along Exercise Notice. In this case, the Tag-Along Transferor shall cause the amount to be paid by the Tag-Along Potential Buyer in the terms of the Tag-Along Offer to be transferred directly to the applicable Parties upon delivery of its/their Tag-Along Shares and any other documents reasonably agreed between the Tag-Along Transferor and the Tag-Along Potential Buyer.

6.3.4 Any Shares transferred by the other Parties to the Tag-Along Potential Buyer shall be transferred at the same price per share transferred by the Tag-Along Transferor to the Tag-Along Potential Buyer. In case the other Parties exercise the Tag-Along Right under the terms hereof, the Transfer of Shares held by the Tag-Along Transferor and the Tag-Along Shares to the Tag-Along Potential Buyer shall be concluded within [***] days after the receipt of the Tag-Along Exercise Notice by the Tag-Along Transferor. In case the Transfer of Shares is not concluded as soon as reasonably possible, the Tag-Along Transferor shall again comply with the terms hereof prior to the Transfer of Shares to the Tag-Along Potential Buyer Notice (extendable to accommodate any required Governmental Authority approvals, which shall be obtained as soon as possible with all necessary action by the parties involved).

6.3.5 In case no other Party decides not to exercise its Tag-Along Right under the terms hereof, the Transfer of Shares by the Tag-Along Transferor to the Tag-Along Potential Buyer shall be concluded as soon as reasonably possible. In case the Transfer of Shares to the Tag-Along Potential Buyer is not totally concluded within [***] months counted as from the date in which the term for the issuance of the Tag-Along Exercise Notice expires, the provisions of this Section 6.3.5 shall be required to be complied with again by the Tag-Along Transferor prior to the Transfer of Shares to the Tag-Along Potential Buyer Notice (extendable to accommodate any required Governmental Authority approvals, which shall be obtained as soon as possible with all necessary action by the parties involved).

6.4
Drag-Along Right

6.4.1 Subject to the Lock-up and Right of First Offer, in the event a Party or Parties holding not less than [***] percent ([***]%) of the equity interests of the JV Company receives a bona fide purchase offer (“Drag-Along Transferor”) from a Third Party (“Drag-Along Potential Buyer”), the Drag-Along Transferor shall be entitled to cause the other Parties to transfer all, but not less than all, of their Shares jointly with the Drag-Along Transferor to the Drag-Along Potential Buyer for the same price per share on a pro rata basis to their share ownership in the corporate capital of the JV Company and on the same conditions applicable to the transfer of the Drag-Along Transferor (“Drag-Along Right”). The Drag-Along Transferor shall send a prior notice on such offer to the other Parties informing them about such Transfer of Shares (“Drag-Along Notice”).

6.4.2 The Drag-Along Notice shall include the following information (“Drag- Along Conditions”): (a) the number of Shares held by the Drag-Along Transferor to be transferred to the Drag-Along Potential Buyer; (b) the cash price to be paid per share and the conditions of payment; (c) the transfer terms agreed with the Drag-Along Potential Buyer; (d) the name and the identity of the Drag-Along Potential Buyer; (e) copy of the principal final documents for the purchase and sale of shares or, in their absence, copy of the offer or the purchase terms submitted by the Drag-Along Potential Buyer.

6.4.3 In the event of exercise of the Drag-Along Right by the Drag-Along Transferor, the other Parties shall take or cause to be taken all necessary or reasonable actions required for the expeditious completion of the Transfer of Shares and shall execute and deliver any reasonable documents determined by the Drag-Along Transferor, including, if necessary, a share purchase agreement. The Transfer of Shares shall be concluded within [***] days from the date of delivery of the Drag-Along Notice (extendable to accommodate any required Governmental Authority approvals, which shall be obtained as soon as possible with all necessary action by the parties involved).

6.4.4 In the event of exercise of the Drag-Along Right by the Drag-Along Transferor, all costs and expenses proven to have been incurred for the preparation and execution of the Transfer of Shares, including attorneys’ and professional fees, shall be borne by the Drag- Along Transferor, except if the other Parties engage lawyers or other advisers to assist them in the transaction, provided that each Party shall be responsible for any and all taxes that may be due by such Party as a result of such Transfer of Shares.

6.4.5 For purposes of the completion of the Transfer of Shares as a result of the exercise of the Drag-Along Right, the Parties shall grant irreversible and irrevocable powers of attorney pursuant to articles 684 and 685 of the Brazilian Civil Code to execute any transaction documents required to document the sale of shares and the relevant share transfer form so as to perfect the Transfer of Shares as a result of the Drag-Along Right.

SECTION 7
OPTION UPON CHANGE OF CONTROL OF SANUWAVE

7.1 In case of a change of Control of Sanuwave (“Change of Control”), Sanuwave shall deliver written notice to the other Parties informing about the consummation of the Change of Control, within [***] days counted from the closing of the Change of Control transaction (“Notice of Change of Control”).

7.1.1 Notwithstanding the above, Sanuwave undertakes to notify IDIC Group whenever it starts a negotiation with third parties that could end up in a Change of Control.

7.2
Sanuwave Pre Ramp-Up Change of Control Call Option

7.2.1    In case a Change of Control occurs prior to the JV Company achieving USD $2,000,000.00 (two million U.S. Dollars) in Gross Sales, Sanuwave shall have the right to cause the other Parties to sell all (but not less than all) of the equity interests held by the other Parties (“Sanuwave Pre Ramp-Up Change of Control Affected Shares”) to the new Controlling Entity of Sanuwave (“Sanuwave Pre Ramp-Up Change of Control Call Option”) and shall have a term of [***] days from the receipt of the Notice of Change of Control by the other Parties, to notify the other Parties of its intention to exercise the Sanuwave Pre Ramp-Up Change of Control Call Option (the “Sanuwave Pre Ramp-Up Change of Control Call Option Exercise Notice”). In case Sanuwave does not so notify the other Parties of such intention within such [***]-day term, its omission shall be deemed as a waiver of its Sanuwave Pre Ramp-Up Change of Control Call Option.

7.2.2 If Sanuwave exercises its Sanuwave Pre Ramp-Up Change of Control Call Option, the price to be paid by the new Controlling Entity of Sanuwave to the other Parties for all the Shares owned by such other Parties shall be an amount equivalent to the multiple of four (4) times the total amount invested in the JV Company, including the Partnership Fees and Organizational Expenses, before the closing of the Change of Control transaction, provided that such amount shall be paid to the other Parties on a pro rata basis to their share ownership in the corporate capital of the JV Company. In case Sanuwave exercises its Sanuwave Pre Ramp-Up Change of Control Call Option, the transfer of the Sanuwave Pre Ramp-Up Change of Control Affected Shares to the new Controlling Entity of Sanuwave shall be made within [***] days counted from the receipt of the Sanuwave Pre Ramp-Up Change of Control Call Option Exercise Notice (extendable to accommodate any required Governmental Authority approvals, which shall be obtained as soon as possible with all necessary action by the parties involved). In case Sanuwave does not exercise its Sanuwave Pre Ramp-Up Change of Control Call Option, the other Parties shall not be required to sell the Sanuwave Pre Ramp-Up Change of Control Affected Shares to Sanuwave, and such Sanuwave Pre Ramp-Up Change of Control Affected Shares shall remain subject to the terms and conditions provided for in this Agreement, including the Right of First Offer, the Tag-Along Right and the Drag-Along Right.

7.3
Sanuwave Post Ramp-Up Change of Control Call Option

7.3.1    If a Change of Control occurs after the JV Company achieves USD $2,000,000.00 (two million U.S. Dollars) in gross sales, Sanuwave shall have the right to cause the other Parties to sell the totality (but not less than the totality) of the Shares held by the other Parties (“Sanuwave Post Ramp-Up Change of Control Affected Shares”) to the new Controlling Entity of Sanuwave (“Sanuwave Post Ramp-Up Change of Control Call Option”) and shall have a term of [***] days counted as from the receipt of the Notice of Change of Control by the other Parties, to notify the other Parties of its intention to exercise the Sanuwave Post Ramp-Up Change of Control Call Option (the “Sanuwave Post Ramp-Up Change of Control Call Option Exercise Notice”). In case Sanuwave does not so notify the other Parties of such intention within such 30 (thirty)-day term, its omission shall be deemed as a waiver of its Sanuwave Post Ramp- Up Change of Control Call Option.

7.3.2 If Sanuwave exercises its Sanuwave Post Ramp-Up Change of Control Call Option, the price to be paid by the new Controlling Entity of Sanuwave to the other Parties for all the Shares owned by such other Parties shall be an amount equivalent to the multiple of twelve (12) times the Net Sales of the JV Company for the last twelve (12) months before the closing of the Change of Control transaction, provided that such amount shall be paid to the other Parties on a pro rata basis to their share ownership in the corporate capital of the JV Company. In case Sanuwave exercises its Sanuwave Post Ramp-Up Change of Control Call Option, the transfer of the Sanuwave Post Ramp-Up Change of Control Affected Shares to the new Controlling Entity of Sanuwave shall be made within [***] days counted from the receipt of the Sanuwave Post Ramp-Up Change of Control Exercise Notice (extendable to accommodate any required Governmental Authority approvals, which shall be obtained as soon as possible with all necessary action by the parties involved). In case Sanuwave does not exercise its Post-Ramp-Up Change of Control Call Option, the other Parties shall not be required to sell the Sanuwave Post Ramp-Up Change of Control Affected Shares, which shall remain subject to the terms and conditions provided for in this Agreement, including the Right of First Offer, the Tag-Along Right and the Drag-Along Right.

7.4
IDIC Group Change of Control Put Option

7.4.1 If a Party receives a Notice of Change of Control after the JV Company achieves USD $2,000,000.00 (two million U.S. Dollars) in gross sales, such Party shall have a put option to sell all (but not less than all) of its equity interests (“IDIC Group Change of Control Put Option Affected Shares”) to the new Controlling Entity of Sanuwave (“IDIC Group Change of Control Put Option”). Each such Party shall deliver a written notice of its intention to exercise the IDIC Group Change of Control Put Option to Sanuwave within [***] days from the earlier of the receipt of the Notice of Change of Control, or the date of its actual knowledge of the occurrence of such Change of Control (if such Notice of Change of Control was not delivered) (the “IDIC Group Change of Control Put Option Exercise Notice”).

7.4.2 The price to be paid by the new Controlling Entity of Sanuwave to the Parties exercising their put option for the exercise of the IDIC Grup Change of Control Put Option shall be a price to be determined proportionally based on the same EBITDA multiple paid by the new Controlling Entity of Sanuwave for Sanuwave, provided that such amount shall be paid to the other Parties exercising their put option on a pro rata basis to their share ownership in the corporate capital of the JV Company. In case any Party fails to notify Sanuwave of its intention to exercise its IDIC Group Change of Control Put Option within such [***]-day term, its omission shall be deemed as a waiver of its IDIC Group Change of Control Put Option. In case any Party exercises its IDIC Group Change of Control Put Option, the transfer of the respective Shares to the new Controlling Entity of Sanuwave shall occur within [***] days counted as from the receipt of the IDIC Group Change of Control Put Option Exercise Notice (extendable to accommodate any required Governmental Authority approvals, which shall be obtained as soon as possible with all necessary action by the parties involved).

SECTION 8
GENERAL SHAREHOLDERS’ MEETING

8.1 The following provisions of this Section 8 shall apply after the formation of the JV Company, and shall be incorporated into the Shareholders’ Agreement and the Bylaws of the JV Company.

8.2 The JV Company shall hold (a) an Ordinary General Shareholders’ Meeting annually, and (b) Extraordinary General Shareholders’ Meetings, each as required by Applicable Law.

8.3 The Ordinary General Shareholders’ Meeting shall be held within the four-month period following the end of each Fiscal Year of the JV Company to vote on the following matters, and any other matters properly brought before the Ordinary General Shareholders’ Meeting in accordance with the Bylaws and Applicable Law:

(i) the examination, discussion and approval of the accounts and financial statements of the JV Company, as presented by the Board;

(ii) the allocation of the net profit of the ended Fiscal Year, and the declaration and distribution of dividends of the JV Company; and

(iii) election of the members of the Board of Directors and the members of the Fiscal Board, if its installation is required.

8.4 Except for the matters set forth above in Section 8.3 and the matters required by Applicable Law to be approved by Extraordinary General Shareholders’ Meetings, all decisions with respect to the governance or operations of the JV Company shall be decided by the Board of Directors.

8.5 The General Shareholders’ Meeting may be called by any Party holding at least a twenty-five percent (25%) equity interest in the JV Company, by any two members of the Fiscal Board, or by any two members of the Board of Directors with due regard to all formalities provided for in Applicable Law and the Bylaws. Subject to the provisions of Brazilian Corporation Law, the call notices shall be delivered to each Party at least fifteen (15) days in advance of the date scheduled for the General Shareholders’ Meeting, and shall contain information on the place, date, time and agenda of such meeting, as well as any supporting documentation related to the agenda.

8.6 The presence of Parties representing at least sixty percent (60%) of the outstanding equity interests of the JV Company shall be required to constitute a quorum for any General Shareholders’ Meeting. If the quorum is not reached at any scheduled General Shareholders’ Meeting, the meeting shall be called again in accordance with the above, at least 8 (eight) days in advance of the date scheduled for such meeting. The quorum for such recalled meeting shall be satisfied by the attendance of any number of Parties, which shall remain applicable to issues resolved during the General Shareholders’ Meeting installed through the subsequent call. The General Shareholders’ Meeting shall be chaired by one of the shareholders chosen by the majority of votes in attendance. The Chairman of the General Shareholders Meeting shall choose, among the present shareholders, the secretary of the meeting.

8.7 Each Party shall be entitled to cast a number of votes that is equal to the number of voting Shares that it owns. Any matter submitted to a General Shareholders’ Meeting shall be approved by the affirmative vote of at least 2/3 (two thirds) of the voting capital of the JV Company.

8.8 No Party shall vote at any General Shareholders’ Meeting resolving on any issue with respect to which it has a conflict of interest in accordance with the Applicable Law. For the avoidance of doubt, no Party shall vote at any General Shareholders’ Meeting resolving on any issue as to whether such Party should have its rights suspended in accordance with this Agreement.

SECTION 9 MANAGEMENT

9.1 The Company shall be managed by a Board of Directors, pursuant to the Shareholders’ Agreement and the Bylaws and in accordance with Applicable Laws.

9.2 Each of the Shareholders and the JV Company shall, and shall cause their respective directors, officers, employees, agents and other representatives to always comply, in connection with the ownership and operation of the JV Company, with the provisions of: (i) the Brazilian anticorruption law (Law 12,846/13) and Decree 8,420/15; (ii) the United States Foreign Corrupt Practices Act (FCPA) of 1977, as amended; (iii) the United Kingdom Bribery Act (UKBA) of 2010; (iv) the Sarbanes-Oxley Act of 2002; and (v) any other compliance, anticorruption and/or anti-bribery legislation (collectively, the “Anti-Corruption Laws”), in each case to the extent applicable to the Company, to the Shareholders and/or their respective business and assets, as the case may be. Each Party undertakes to each other Party that it will procure (insofar as it is lawfully able to do so) that the JV Company has, and at all times maintains in place, such procedures as may be reasonably required by any Party to ensure the ongoing compliance by the JV Company with all applicable Anti-Corruption Laws.

9.3 The members of the Board of Directors and the Officers of the JV Company shall be appointed and elected upon execution of the respective term of investiture in the registered book of meetings of the Board of Directors, being subject to the requirements, impairments, duties, obligations and responsibilities provided by the Brazilian Corporation law, the Bylaws and the Shareholders’ Agreement, and shall remain in their offices until their successors are appointed and elected.

9.4 Each Party (directly or through its designated directors, officers and/or members of the Fiscal Board) shall be entitled to examine the books and records, and have reasonable access, at all reasonable times and with prior written notice addressed to the Company, to any and all information, documentation, properties and assets, of the Company.

9.5
Board of Directors

9.5.1 The Board of Directors of the JV Company shall be composed of 4 (four) members elected and dismissible at any time by the General Shareholders’ Meeting, with a term of office of 3 (three) years, reelection being permitted, considering that: (i) Sanuwave shall have the right to nominate 2 (two) Directors; and (ii) the members of the IDIC Group shall have the right to jointly nominate 2 (two) Directors. Sanuwave hereby appoints Kevin Richardson and Michael Hubert as members of the Board of Directors and the members of the IDIC Group hereby collectively appoint Daniel Feliciano Ferreira and Paulo Cesena as members of the Board of Directors. IDIC Group shall have the right to appoint the Chairman of the Board of Directors and Sanuwave shall have the right to appoint the Vice Chairman of the Board of Directors. Each Party agrees to vote their Shares in favor of the nominees (or any replacement nominee) nominated by Sanuwave or the IDIC Group in accordance with Section 9.5.1.

9.5.2 The Shareholders shall inform each other of the names and complete qualifications of the individuals indicated above who they intend to appoint to the Board of Directors at least [***] Business Days before the scheduled date of the General Shareholders’ Meeting resolving on the election of the members of the Board of Directors.

9.5.3 Each Director shall state in his/her respective term of investiture that he or she is aware of the terms of this Agreement, and shall execute a deed of adherence, acknowledging the obligations of such Director to comply with the terms and conditions of this Agreement, the Bylaws and the Shareholders’ Agreement and not to take any unauthorized action in contravention thereof.

9.5.4 The Parties expressly recognize that the members of the Board of Directors of the JV Company shall be elected solely based on the procedure provided herein above and, during the term of this Agreement or the Shareholders’ Agreement, they waive the right and state that they shall refrain from requesting the election of members of the Board of Directors by means of the proceeding of multiple vote provided for in the Brazilian Corporation Law.

9.5.5 A Party shall have the right to request at any time the dismissal of any member of the Board of Directors appointed by such Party (and, for the avoidance of doubt, shall not have the right to request the dismissal of any member appointed by any other Party). Upon a dismissal request, the Parties undertake to immediately adopt all necessary measures (including the calling of any General Shareholders’ Meeting or aiming at the dismissal and replacement of such member of the Board of Directors).

9.5.6 In the event of dismissal, resignation, replacement, permanent impairment or any other event which may result in the vacancy of the office of any member of the Board of Directors of the JV Company appointed by one of the Parties, the Chairman of the Board of Directors shall acknowledge to the relevant body and the full board appoint the alternative member, by recommendation of the Party which appointed the member to be replaced, until another person appointed by such Party be elected in a Shareholders’ General Meeting to exercise the position of alternative member, having to complete the term of management of the previous member. In such case, the other Parties undertake to vote in accordance with the interest of the Party which appointed the replaced member.

9.5.7 In case of temporary impairment or absence of the Chairman of the Board of Directors, such member shall be replaced by an effective member appointed by Sanuwave during the period of his/her absence, who, in turn, shall be automatically replaced, during the period of replacement of the Chairman.

9.5.8 The Board of Directors shall be responsible for all actions taken by or on behalf of the JV Company, except those matters specifically designated to be taken by an Officer or other Person designated by the Board of Directors. Any action taken by the Board of Directors shall require a majority vote of the Directors (i.e. three of four directors) (the “Requisite Vote of the Board”), and the provisions of Section 10.1 shall apply.

9.5.9 The meetings of the Board of Directors shall be held on an ordinary basis at least once during each fiscal quarter, extraordinarily, whenever the business activities of the JV Company or the Business require. The meetings shall take place at the JV Company’s headquarters, or telephonically or by other means. The meetings of the Board of Directors and the resolutions approved in such meetings shall be registered in the book of registration of Board of Directors’ meeting minutes. Such minutes shall be filed with the competent Board of Trade (Junta Comercial) if required to have effects before third parties.

9.5.10 The Chairman of meetings of the Board of Directors of the Company shall not compute votes casted in violation to the provision hereunder as provided for in Article 118, Paragraph 8 of the Brazilian Corporation Law.

9.5.11 The meetings of the Board of Directors, ordinarily or extraordinarily, shall be convened by at least two Directors upon notice addressed to the other Directors at least fifteen (15) days in advance of the envisaged date for the meeting of the Board of Directors. The notice shall specify all matters to be discussed and voted at the meeting, as well as the place, date and time of the meeting. The notice shall be accompanied with all necessary documents for the analysis of the agenda by the members. No resolution with respect to any matter can be taken at any meeting of the Board of Directors unless the notice of the meeting contains reasonable details of the matter. The call procedure may be waived whenever all of the effective members of the Board of Directors are present in the meeting and so agree or upon previous acceptance in writing by the absent members.

9.5.12 The quorum for the meeting of the Board of Directors shall be at least three Directors present at such meeting. If a quorum is not present at any scheduled meeting of the Board of Directors, the meeting shall be once again convened, at least 8 (eight) days in advance of the scheduled date for such meeting of the Board of Directors. The quorum for such reconvened meeting shall be satisfied by the attendance of any of the members of the Board of Directors; provided that at such reconvened meeting, no action by the Board may be approved without the Requisite Vote of the Board.

9.5.13 The members of the Board of Directors shall always act in a manner consistent with the (i) most recently approved Business Plan, (ii) terms of this Agreement and (iii) decisions approved at the Company’s General Shareholders’ Meetings and the Board of Directors’ Meetings.

9.5.14 In case of a tie in the resolutions of the Board of Directors, the Chairman of the Board of Directors shall exercise the deciding vote.

9.5.15 The members of the Board of Directors may participate in any meeting of the Board of Directors by means of conference call, video conference or any other means of communication in which all members can hear each other, and a member participating in such manner shall be deemed as present at the referred meeting. In such event, the members of the Board of Directors shall express their votes by means of letter, fax or e-mail message which clearly identifies the sender.

9.6
Officers

9.6.1 The JV Company shall have at least two (2) executives, that will manage the Brazilian operation, all indicated by the IDIC Group, being one Chief Executive Officer and one Chief Technical Officer.

9.6.2 The Officers shall exercise the powers assigned to them by Applicable Law, the Board of Directors and the Bylaws.

9.6.3 Each Officer shall always act in a manner consistent with (i) the most recently approved Business Plan, (ii) terms of this Agreement and (iii) the decisions of the Board of Directors

9.6.4 The Party designating an Officer shall cause such Officer to sign a deed of adherence, acknowledging the obligations of such Officer to comply with the terms and conditions of this Agreement, the Bylaws and the Shareholders’ Agreement and not to take any unauthorized action in contravention thereof.

9.6.5 In case of dismissal, resignation, replacement, permanent impairment or any other event which results in the vacancy of the office of any Officer of the JV Company, the Party which appointed such Officer shall have the right to appoint the respective replacement and the directors appointed by the other Party undertake to vote in accordance with the interest of the Party which nominated such Officer.

SECTION 10
DEADLOCK RESOLUTION

10.1 In the event the minimum voting threshold for approval is not obtained with respect to any matter subject to the resolution of the General Shareholders’ Meeting, the matter shall be considered a “Deadlock”. The Deadlock matter shall be deemed as non-approved in the General Shareholders’ Meeting, and shall be subject to the resolution of the representatives of the Parties.

10.2 In the event of Deadlock, the Parties shall call within [***] Business Days from the date of the General Shareholders’ Meeting which resulted in Deadlock, a meeting in which up to [***] representatives of each Party, considering the objectives and interests of the JV Company, shall in good faith seek to achieve an agreement on how to resolve the Deadlock issue (“Consenting Meeting of Representatives”).

10.3 In case the Deadlock persists for [***] Business Days after the Consenting Meeting of Representatives is convened, the Parties shall call within [***] Business Days counted from the Consenting Meeting of Representatives a new meeting with members of the Senior Management of each Party, who, considering the objectives and interests of the JV Company, shall in good faith seek to achieve an agreement on how to resolve the Deadlock issue (“Consenting Meeting of the Senior Management”).

10.4 In case an agreement is not achieved in the Consenting Meeting of the Senior Management within [***] Business Days after it is convened, the matter subject to Deadlock shall be deemed definitively not approved and not resolved in the General Shareholders’ Meeting unless consensus is reached in a new Consenting Meeting of the Senior Management.

SECTION 11
FISCAL BOARD

11.1 The JV Company shall have a non-permanent Fiscal Board composed of four effective members, comprised of the following: (i) Sanuwave shall appoint two members and their respective alternates; and (ii) the members of the IDIC Group shall collectively appoint two members.

11.2 The Fiscal Board shall only undertake such activities as provided for under the Brazilian Corporation Law without adverse effects to the rights, obligations and duties of other Persons or bodies set forth in the Bylaws or the Shareholders’ Agreement.

SECTION 12
BUSINESS OF THE JV COMPANY, BUSINESS PLANS, PROTOCOLS

12.1
The Business

12.1.1 The main purpose of the JV Company shall be the manufacturing, import, export, use, sale, and distribution of the Device and related treatments on an exclusive basis within Brazil (the “Business”).

12.2
Supply of the Device by Sanuwave

12.2.1 For the duration of the JV Company’s existence, Sanuwave shall supply the Device to the JV Company at its cost without mark-up, which at the time of the execution of this Agreement is USD $[***] per device and USD $[***] per wound kit, and the JV Company agrees to purchase the Device from Sanuwave in accordance with the terms of the Supply Agreement to be entered into by Sanuwave and the JV Company following the formation of the JV Company. The Supply Agreement shall also contain provisions providing for improvement opportunities, use of an alternative source of supply, cost of goods, supply interruptions and the Joint Venture Company establishing its own source of supply in Brazil for the Wound Kits and assembly of the Devices in Brazil when the Parties approve that Device assembly in Brazil is appropriate for the JV Company’s business. Refurbishment of Devices will initially be performed by Sanuwave at Sanuwave’s facility in Suwanee, Georgia, USA until such time when the Parties approve that the JV Company starts refurbishing Devices in Brazil.

12.2.2 The Parties hereby agree that the initial five (5) Devices imported to Brazil by the IDIC Group on behalf of the JV Company will be provided by Sanuwave on deferred payment terms to be agreed by the Parties under the Supply Agreement, with the invoiced amount for the Devices from Sanuwave due by the time the JV Company reaches USD $1,000,000.00 (one million U.S. dollars) in Gross Sales. Such deferred payments shall be made without withholding or deducting any taxes unless required by law, in which case an additional amount will be added to the applicable invoice to make sure Sanuwave will receive the same amount as it would have received without such withholding or deduction.

12.3
The Trademark License Agreement; Trademark Protection

12.3.1 Subsequent to the formation of the JV Company, Sanuwave and the JV Company shall enter into a Trademark License Agreement, which shall include the terms and conditions of the use of certain trademarks by the JV Company. The JV Company shall be required to use Sanuwave’s trademarks on the Device, but it shall also be permitted to use its own trademarks on the Device as long as the parties’ trademarks are used separately and are not combined to create a single composite mark. The JV Company shall not register or attempt to register the trademarks or any trademark confusingly similar to Sanuwave’s trademarks, and Sanuwave shall retain the exclusive right to apply for and obtain registrations for the trademarks throughout the world. The JV Company shall not challenge the validity of the trademarks, Sanuwave’s ownership of the trademarks or the enforceability of Sanuwave’s rights therein.

12.4
The Technology License Agreement

12.4.1 On the Subsequent Closing Date, Sanuwave shall enter into a Technology License Agreement which shall set forth the terms and conditions for the granting by Sanuwave to the JV Company of exclusive territorial rights for the use, offer for sale, import, and export of the Device within Brazil and an exclusive, royalty-free right and license for the JV Company to use Sanuwave’s selected trademarks in Brazil solely for the purpose of and in connection with the marketing of the Device. Such use of trademarks shall comply with Applicable Laws and the Trademark License Agreement.

12.4.2 The Technology License Agreement shall contain detailed customary provisions relating to Intellectual Property Rights, including: (a) the license terms and sublicense terms; (b) pre-existing Intellectual Property Rights; (c) third party rights; (d) ownership of new patent, trademark or other Intellectual Property Rights created during the term of the Technology License Agreement; and (e) rights for the JV Company to use, reference and access existing Devices and clinical or other study data.

12.5
The Manufacturing of the Device by the JV Company

12.5.1 Both the Trademark License Agreement and the Technology License Agreement shall set forth the rights and obligations of Sanuwave and the JV Company with respect to the sharing of Sanuwave’s rights to patents, designs, and trademarks, trade dress, copyright or other intellectual property related to the Device and improvements thereof. Each Party shall have the sole right to prosecute and maintain intellectual property unrelated to the Device and shall bear all costs associated therewith. Prosecution and maintenance of jointly owned intellectual property shall be a responsibility of the Party in the best position to defend the intellectual property as determined under both the Trademark License Agreement and the Technology License Agreement.

12.5.2 The Trademark License Agreement and the Technology License Agreement shall also contemplate obligations of the Parties to notify one another if either learns of any existing or threatened infringement of any intellectual property relevant to the JV Company. In Brazil, the JV Company shall have priority rights, but not the obligation, to bring an infringement action, while outside Brazil, Sanuwave shall have priority rights, but not the obligation, to bring such action. The Parties shall collaborate and neither Party shall unilaterally settle any claim, if such settlement would negatively impact the other Party.

12.6 The Business Plan. The Board of Directors shall prepare an annual Business Plan, which shall include (a) a strategic and operating plan for the development of the JV Company; (b) a financial business plan including a consolidated profit and loss statement for the following Fiscal Year, and a cash flow outlook including working capital and investment requirements; (c) a management proposal on the objectives and top priorities for the following year; (d) details of capital expenditure and investment requirements; (e) a detailed annual capital and operational expenditure and investment budget; (f) a balance sheet forecast; (g) a management report giving business objectives for the following year; (h) a financial report which will include an analysis of the estimated results of the JV Company for the following Fiscal Year compared with the Business Plan for that year, identifying variations in revenues, costs, and other material items; and (i) any other terms and details that are customary of the medical device industry commercialization and business plans, including elements such as pricing and the reimbursement approval strategy.

12.6.1 The Parties agree to carry on the Business in good faith and in accordance with Applicable Laws, general standards used by comparable companies in the medical device industry for commercializing similar medical device products with similar market potential, and international guidelines, including those on corporate governance, anti-corruption, and sustainability.

12.6.2 The JV Company shall implement written policies setting out the parameters of the decision-making processes of the Board of Directors the protocols to be followed by the JV Company in the conduct of the Business (each a “Policy”).

12.6.3 The JV Company shall implement (i) the Marketing Policy; (ii) the Risk Policy; (iii) the Code of Conduct and (iv) the Intellectual Property Policy, as approved by the Board of Directors, each of which may be amended from time to time, with the approval of the Board of Directors.

SECTION 13
REPRESENTATIONS AND WARRANTIES OF THE IDIC GROUP MEMBERS

Each member of the IDIC Group hereby individually represents and warrants that the following statements are true in relation to themselves, accurate and complete as of the Effective Date, and shall be true, accurate on the Initial Closing Date and Subsequent Closing Date.

13.1 Authority; Execution; Enforceability. When applicable, all members of the IDIC Group, as applicable, are validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and have full power to conduct its business as conducted at the Effective Date and have full capacity to execute this Agreement, perform its obligations, as well as to consummate the transactions contemplated by the Transaction Documents (the “JV Transaction”). This Agreement constitutes a legal, valid and binding obligation of the IDIC Group Members enforceable against them and their successors, according to the terms contained herein.

13.2 No Conflicts; Consents. The execution of each of the Transaction Documents by the members of the IDIC Group, as well as the completion of the Transaction (and the performance of all of the IDIC Group Members’ other obligations provided for therein) does not as of the Effective Date or will not as of the Initial Closing Date or the Subsequent Closing Date (as applicable), result in any breach of an obligation or right, or constitute fraud in the execution or against creditors by virtue of (i) any legally binding agreement or other arrangement, verbal or written, to which any of the IDIC Group Members is a party to, (ii) any court decision of any nature or instance or (iii) any Applicable Law, decree, ruling or regulation applicable to the IDIC Group Members. The execution of the Transaction Documents, as well as the completion of the Transaction (and the performance of all of the IDIC Group Members’ other obligations provided for therein) also does not (i) result in any breach or violation of or default under, give rise to a right of termination or acceleration of any obligation under, allow for the amendment of or result in the imposition of any additional obligations or loss of rights under any contract to which any of the IDIC Group Members is a party to or whereby any of its properties or assets is bound; (ii) violate any Law or License applicable to or held by the IDIC Group Members or any properties or assets owned or used by the IDIC Group Members; or (iii) result in the creation of any Encumbrance upon any of the shares held by the IDIC Group Members. No consent or approval must be obtained from any third party, competent Government Authority or any court, administrative agency or commission or other Government Authority by the IDIC Group Members regarding the execution of and compliance with this Agreement, as well as regarding the consummation of the Transaction.

13.3 Intellectual Property. The operations and activities of the members of the IDIC Group and the Intellectual Property Rights which shall be the subject of the Technology License Agreement and the Trademark License Agreement, to the best of its knowledge, do not and shall not in the future infringe on, misappropriate or otherwise violate any Intellectual Property Rights of any other Person or shall require the payment of any royalty, fees or other payments to any other Person.

13.4 Sufficient Capital. The members of the IDIC Group each have sufficient financial resources and capacity to carry out all payments and perform all obligations under the Transaction Documents and to support any and all of its obligations hereunder and will continue to have sufficient financial capacity to carry on its activities after such obligations have been complied with. There is no act or fact, nor, to the best of the members of the IDIC Group’s knowledge any threatened action or proceeding affecting the members of the IDIC Group that could be expected to affect the Transaction or the financial condition or operations of the members of the IDIC Group, including insolvency, winding up, bankruptcy, or similar proceedings.

13.5 Compliance. The members of the IDIC Group have not (nor, to their knowledge, have any agent, representative or other person acting on their behalf) (a) corruptly made, offered or agreed to make or offer any loan, gift or other payment, directly or indirectly, whether in cash or in kind, for the use or benefit of a government official for the purposes of influencing any act or decision of such government official in its official capacity, or inducing such government official to do or omit to do any act in order to obtain or retain business or otherwise to secure any improper advantage such that, if the members of the IDIC Group or any of their respective employees, representatives or agents were: (i) United States persons, such action would constitute a violation of the FCPA; or (ii) nationals of the United Kingdom, would constitute an offense under the United Kingdom Bribery Act of 2010, or (iii) nationals of Brazil, would constitute an offense under Brazilian Law 12.846/13, or (b) otherwise breached any other applicable regulations relating to anti-bribery as well as any applicable sanctions or embargoes imposed on any person, company or country.

SECTION 14
REPRESENTATIONS AND WARRANTIES OF SANUWAVE

14.1 Sanuwave hereby represents and warrants that the following statements are true, accurate and complete as of the Effective Date, and shall be true, accurate and complete on the Initial Closing Date and Subsequent Closing Date.

14.2 Authority; Execution; Enforceability. Sanuwave is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the Effective Date and has full capacity to execute this Agreement, perform its obligations, as well as to consummate the Transaction. This Agreement constitutes a legal, valid and binding obligation of Sanuwave, enforceable against it and its successors, according to the terms contained herein.

14.3 No Conflicts; Consents. The execution of the Transaction Documents by Sanuwave, as well as the completion of the JV Transaction (and the performance of all of Sanuwave other obligations provided for therein) does not result in any breach of an obligation or right, or constitute fraud in the execution or against creditors by virtue of (i) any legally binding agreement or other arrangement, verbal or written, to which Sanuwave is a party to, (ii) any court decision of any nature or instance or Applicable Law, decree, ruling or regulation applicable to Sanuwave. The execution of the Transaction Documents, as well as the completion of the JV Transaction (and the performance of all of Sanuwave’s other obligations provided for therein) also does not (i) result in any breach or violation of or default under, give rise to a right of termination or acceleration of any obligation under, allow for the amendment of or result in the imposition of any additional obligations or loss of rights under any contract to which Sanuwave is a party to or whereby any of its properties or assets are bound; nor (ii) violate any Law or License applicable to or held by Sanuwave or any properties or assets owned or used by Sanuwave. No consent or approval must be obtained from any third party, competent Governmental Authority or any court, administrative agency or commission or other Governmental Authority by Sanuwave regarding the execution of and compliance with this Agreement, as well as regarding the consummation of the JV Transaction.

14.4 Intellectual Property. The operations and activities of Sanuwave and the Intellectual Property Rights which shall be the subject of the Technology License Agreement and the Trademark License Agreement, to the best of its knowledge, do not and shall not in the future infringe on, misappropriate or otherwise violate any Intellectual Property Rights of any other Person or shall require the payment of any royalty, fees or other payments to any other Person.

14.5 Sufficient Capital. Sanuwave has sufficient financial resources and capacity to carry out all payments and perform all obligations under the Transaction Documents and to support any and all of its obligations hereunder and will continue to have sufficient financial capacity to carry on its activities after such obligations have been complied with. There is no act or fact, nor any threatened action or proceeding affecting Sanuwave or the entities pertaining to Sanuwave’s economic group that could be expected to affect the JV Transaction or their financial condition or operations, including insolvency, winding up, bankruptcy, or similar proceedings.

14.6 Compliance. Sanuwave and/or its Affiliates have not (nor, to their knowledge, has any agent, representative or other person acting on their behalf (a) corruptly made, offered or agreed to make or offer any loan, gift or other payment, directly or indirectly, whether in cash or in kind, for the use or benefit of a government official for the purposes of influencing any act or decision of such government official in its official capacity, or inducing such government official to do or omit to do any act in order to obtain or retain business or otherwise to secure any improper advantage such that, if Sanuwave or any of its Affiliates or any of their respective directors, officers, shareholders, employees, representatives or agents were: (i) United States persons, such action would constitute a violation of the FCPA; or (ii) nationals of the United Kingdom, would constitute an offense under the United Kingdom Bribery Act of 2010, or (c) nationals of Brazil, would constitute an offense under Brazilian Law 12.846/13,; or (b) otherwise breached any other applicable regulations relating to anti-bribery as well as any applicable sanctions or embargoes imposed on any person, company or country.

SECTION 15
CONDITIONS PRECEDENT TO INITIAL CLOSING

15.1 The Initial Closing of the JV Transaction shall be subject to the following conditions precedent (“Initial Closing Conditions”):

15.1.1 the members of the IDIC Group shall have paid to Sanuwave the second installment of the Partnership Fee in the total amount of USD $250,000.00 (two hundred and fifty thousand U.S. dollars);

15.1.2 the representations and warranties provided by the Parties above shall be true, legitimate, accurate, correct and complete in all aspects on the Initial Closing Date, as reflected in a certificate to be issued by the Parties on the Initial Closing Date;

15.1.3 the Parties shall not have materially violated any provision of this Agreement; and

15.1.4 inexistence of any temporary restraining order, preliminary or permanent injunction or other order in effect issued by a Governmental Authority prohibiting or preventing the consummation of the JV Transaction.

15.2 The Parties agree that the Initial Closing Conditions set forth above shall inure to the benefit of Sanuwave only, who shall waive or not such Initial Closing Conditions at its sole discretion and that the members of the IDIC Group shall not claim such conditions in order to not proceed with the Initial Closing of the JV Transaction.

15.3 Sanuwave may, but shall not be obliged to, to the fullest extent permitted by Applicable Law, waive one or more of its respective Initial Closing Conditions at its sole discretion. Upon fulfillment of all Initial Closing Conditions (or waiver by Sanuwave, as the case may be), the Closing of the JV Transaction shall take place as agreed.

15.4 The Parties shall cooperate with each other to meet the conditions precedent herein established and keep each other informed as to the progress towards the satisfaction of the such conditions and shall disclose in writing to the other Party anything which shall or may prevent the conditions from being satisfied on or before the Initial Closing Long Stop Date, as soon as reasonably practicable upon such matter coming to the notice of such Party. The Parties shall each notify the other promptly upon becoming aware that any of the Initial Closing Conditions have been fulfilled and deliver evidence of the same.

15.5 Upon the satisfaction or waiver of all Initial Closing Conditions, Sanuwave shall notify the IDIC Group, Versani and Universus to proceed with the Initial Closing.

SECTION 16
INITIAL CLOSING

16.1 The Initial Closing of the JV Transaction shall take place at [***] (“Initial Closing Date”) unless another place and time is agreed upon in writing between the Parties, when the Parties shall carry out and/or execute and/or deliver the following actions and documents, which shall all be deemed to have occurred simultaneously for the purposes hereunder (“Initial Closing”):

16.1.1 Confirmation of Representations and Warranties and Conditions. The Parties shall deliver to each other a written statement confirming that (a) the representations and warranties granted to each other hereby remain true, legitimate, accurate, correct and complete on the Initial Closing Date; and (b) all Initial Closing Conditions that each of the Parties should have completed until the Initial Closing Date have been fulfilled (or waived, as the case may be);

16.1.2 Execution of the Agreement. Execution by the Parties of this Agreement; and

16.1.3 Payment of the Second Installment of the Partnership Fee and Release of the Promissory Notes. The members of the IDIC Group shall provide evidence of payment to Sanuwave of the second installment of the Partnership Fee in the total amount of USD $250,000.00 (two hundred and fifty thousand U.S. dollars) and evidence of the termination and satisfaction in full of the Promissory Notes.

16.2 The Parties shall cooperate in good faith with each other (or third parties indicated by them) including, but not limited to, by undertaking to execute any document and provide all necessary assistance and information necessary to allow the performance of any obligation under this Agreement for the Initial Closing.

SECTION 17
CONDITIONS PRECEDENT TO SUBSEQUENT CLOSING

17.1 The Subsequent Closing shall be subject to the following conditions precedent (“Subsequent Closing Conditions”):

17.1.1 the JV Company shall be duly formed and existing under the laws of Brazil and the IDIC Group shall provide evidence of registration of the JV Company’s Bylaws with the applicable State Registry in Brazil;

17.1.2
the Parties shall have executed the Shareholders’ Agreement;

17.1.3 the JV Company shall have obtained all required approvals to operate in Brazil and to manufacture, import, export, use, sell, and distribute the Device and related treatments in Brazil (“Required Approvals”);

17.1.4 the Parties shall have executed the Trademark License Agreement, Supply Agreement and Technology License Agreement;

17.1.5 the members of the IDIC Group shall have paid to Sanuwave the third installment of the Partnership Fee in the total amount of USD $100,000.00 (one hundred thousand U.S. dollars);

17.1.6
the Parties shall have paid-up their Shares in the JV Company;

17.1.7 the IDIC Group shall have invested R$ 1,00 (one Real) in preference shares of the JV Company;

17.1.8 the representations and warranties provided by the Parties above shall be true, legitimate, accurate, correct and complete in all aspects on the Subsequent Closing Date, as reflected in a certificate to be issued by the Parties on the Subsequent Closing Date;

17.1.9 the Parties shall not have materially violated any provision of this Agreement; and

17.1.10 inexistence of any temporary restraining order, preliminary or permanent injunction or other order in effect issued by a Governmental Authority prohibiting or preventing the consummation of the JV Transaction.

17.2 The Parties agree that the Subsequent Closing Conditions set forth in items 17.1.3 and 17.1.4 above shall inure to the exclusive benefit of IDIC Group, who shall waive or not such Subsequent Closing Conditions at its sole discretion; and the Subsequent Closing Conditions set forth in items 17.1.5 and 17.1.7 above shall inure to the exclusive benefit of Sanuwave, who shall waive or not such Subsequent Closing Conditions at its sole discretion. The remaining Subsequent Closing Conditions shall inure to the benefit of both IDIC Group and Sanuwave, which may not be waived by either Party.

17.3 Sanuwave and IDIC Group may, but shall not be obliged to, to the fullest extent permitted by Applicable Law, waive one or more of its respective Subsequent Closing Conditions at their sole discretion. Upon fulfillment of all Subsequent Closing Conditions (or waiver, as the case may be), the Subsequent Closing of the JV Transaction shall take place as agreed.

17.4 The Parties shall cooperate with each other to meet the conditions precedent herein established and keep each other informed as to the progress towards the satisfaction of the such conditions and shall disclose in writing to the other Party anything which shall or may prevent the conditions from being satisfied on or before the Subsequent Closing Long Stop Date, as soon as reasonably practicable upon such matter coming to the notice of such Party. The Parties shall each notify the other promptly upon becoming aware that any of the Subsequent Closing Conditions have been fulfilled and deliver evidence of the same.

17.5 Upon satisfaction or waiver of all Subsequent Closing Conditions, Sanuwave and IDIC Group shall notify each other, as well as Versani and Universus to proceed with the Subsequent Closing.

SECTION 18
SUBSEQUENT CLOSING

18.1 The Subsequent Closing shall take place at [***] after receipt of the notice sent pursuant to Section 16.5 above (“Subsequent Closing Date”) unless another place and time is agreed upon in writing between the Parties, when the Parties shall carry out and/or execute and/or deliver the following actions and documents, which shall all be deemed to have occurred simultaneously for the purposes hereunder (“Subsequent Closing”):

18.1.1 Required Approvals. The IDIC Group shall deliver to Sanuwave evidence that the JV Company obtained all Required Approvals;

18.1.2 Technology License Agreement. The Parties shall have entered into the Technology License Agreement, and

18.1.3 Payment of the Third Installment of the Partnership Fee. The members of the IDIC Group shall provide evidence of payment to Sanuwave of the third installment of the Partnership Fee in the total amount of USD $100,000.00 (one hundred and fifty thousand U.S. dollars).

18.1.4 Investment in the JV Company. The members of the IDIC Group shall provide evidence of investment of the total amount of R$ 1,00 (one Real) in preference shares of the JV Company; and

18.1.5 Amendment to the Bylaws of the JV Company and Shareholders’ Agreement. The Parties shall execute an amendment to the Bylaws of the JV Company and Shareholders’ Agreement, reflecting all rules related to their rights and obligations in connection with the JV Company, as a result of the termination of this Agreement.

18.2 The Parties shall cooperate in good faith with each other and the JV Company (or third parties indicated by them) including, but not limited to, by undertaking to execute any document and provide all necessary assistance and information necessary to allow the performance of any obligation under this Agreement for the Subsequent Closing.

SECTION 19
INDEMNIFICATION

19.1 The members of the IDIC Group, as represented by its holding company to be formed, jointly and severally agree to, indemnify, defend and hold Sanuwave, Universus, Versani and the JV Company as the case may be, their Affiliates and each of their respective officers, directors, employees, agents and representatives (other than the IDIC Group) (“Sanuwave Indemnified Parties”) harmless from and against any and all Losses, as set forth in this Agreement and as effectively suffered or incurred by the Sanuwave Indemnified Parties as a result of:

(a) any violation, inaccuracy, misrepresentation, untruthfulness or breach of any representation or warranty made by any members of the IDIC Group under this Agreement;

(b) any breach, non-compliance or failure by any member of the IDIC Group to perform any covenant or obligation contained in this Agreement;

(c) any facts, omissions or actions performed, occurred or related to members of the IDIC Group occurred prior or after the Subsequent Closing Date and that may affect the JV Company and/or other Sanuwave Indemnified Parties; and

(d) any facts, omissions or actions performed, occurred or related to any member of the IDIC Group occurred until the Subsequent Closing, even if the effects thereof materialize only after the Subsequent Closing.

19.2 Sanuwave agrees to indemnify, defend and hold the members of the IDIC Group, Universus, Versani and the JV Company (“IDIC Group Indemnified Parties” and together with the Sanuwave Indemnified Parties, the “Indemnified Parties”) harmless from and against any and all Losses, as set forth in this Agreement and as suffered or incurred by the IDIC Group Indemnified Parties as a result of:

(a) any violation, inaccuracy, misrepresentation, untruthfulness or breach of any representation or warranty made by Sanuwave contained in this Agreement;

(b) any breach, non-compliance or failure by Sanuwave to perform any covenant or obligation contained in this Agreement; and

(c) any facts, omissions or actions performed, occurred or related to Sanuwave and its Affiliates occurred prior or after the Subsequent Closing Date and that may affect the JV Company and/or other IDIC Members’ Indemnified Parties; and

(d) any facts, omissions or actions performed, occurred or related to Sanuwave or any of its Affiliates occurred until the Subsequent Closing, even if the effects thereof materialize only after the Subsequent Closing.

19.3 Without prejudice to any other limitation under this Agreement, the Parties shall be exempt from any indemnification obligation pursuant to this Section 18 in relation to any amount of a Loss that has been fully reimbursed, indemnified, or compensated in any other way, including indemnifications received due to insurance coverage or by any other third-parties, but excluding any self-insurance or similar self-coverage.

19.4 If any Indemnified Party seeks indemnification for a Loss which give rise to obligations to indemnify pursuant to Sections 19.1.1 or 19.2, as applicable, the Indemnified Party shall promptly notify the other responsible party for indemnification (the “Indemnifying Party”) of any claim for which indemnification may be payable, specifying in detail the nature of the claim and the amount of the related Loss or an estimate thereof when determinable and attaching all relevant documentation relating thereto, including a copy of the notice document received by any third-parties in case of a Third-Party Claim (the “Third Party Claim Notice”).

19.5 In any case the Third Party Claim Notice shall be sent within 15 (fifteen) Business Days from the date on which the Indemnified Party became aware of such claim and/or condition which could give rise to a Loss or such shorter time as required to timely present a response to such Third Party Claim. Failure by the Indemnified Party to notify the Indemnifying Party within the periods set forth in this Section 18.5 will not release the Indemnifying Party from its obligation to indemnify the Indemnified Party for the Losses related to such Claim, except to the extent that the Indemnifying Party is objectively prejudiced thereby or is not able to file the proper defense to a Third-Party Claim as a result of the lack of time.

(a) If a Loss shall arise and such event does not involve any third-party (a “Direct Claim”), the Indemnifying Party shall send a written response to the Indemnified Party in which the Indemnifying Party states its intention to either (i) pay the amount involved or commence any required remedial measures in connection with the Loss pursuant to Section 19.4; (ii) refuse to consider the event as a Loss; or (iii) discuss the matter. In case of item (iii), the Indemnifying Party and the Indemnified Party shall discuss the issues involved during a period of thirty (30) days from the receipt of the Third Party Claim Notice, and if they reach an agreement, any payment required thereby shall be made by the Indemnifying Party to the Indemnified Party as agreed between them and pursuant to Section 19.4. In case of item “ii” above or, if the Parties do not reach an agreement after discussion between them in case of item “iii” above, then the Indemnified Party may commence, at its option, any required action to pursue its rights and remedies.

(b) If a Loss shall arise and such event involves any third party (“Third-Party Claim”), the Indemnifying Party shall have the right to assume the defense (at its own expense) of such claim through counsel of its own choice by so notifying the Indemnified Party. The Indemnifying Party response shall be given within thirty Business Days of receipt of notice thereof and shall indicate its intention either to (i) pay the amount involved; (ii) assume the defense of the litigation or proceeding with the counsel of its choice (in which case, the Indemnifying Party shall be responsible for all costs, expenses, legal and court fees, any guaranties which may be required to be paid, advanced or deposited for the respective defense (“Defense Costs”), and the Indemnified Party shall have the right to retain its own counsel at its own expense to monitor the defense); or (iii) not assume the defense of the litigation or proceeding. If the Indemnifying Party does not notify the Indemnified Party of its decision to assume the defense of a Third-Party Claim within the proper time, or if the Indemnifying Party expressly does not assume the defense of the litigation or proceeding and denies the existence of a Loss, the Indemnified Party shall carry on the defense of the litigation or proceeding diligently and no settlement or agreement nor any appeal may be waived by the Indemnified Party without the prior written consent of the Indemnifying Party. The Party that assumes the defense shall be entitled to: (i) the cooperation of the other Party in preparing the defense; and (ii) a reimbursement of all Defense Costs in the event the Third-Party Claim effectively becomes a Loss to the Indemnified Party. The indemnified Party agrees to provide the Indemnifying Party with access to all of the Indemnified Party files, information and records concerning said defense and to grant to the attorneys appointed by the Indemnifying Party all necessary powers-of-attorney to allow the defense of the Third-Party Claim assumed by the Indemnifying Party.

19.6 The Parties agree that if the JV Company is a Party and has been duly notified of a Third-Party Claim that may be regarded as a Loss, then the Parties agree that the JV Company shall always be the one to take all actions to defend this Third-Party Claim, without prejudice to the obligation of the Indemnifying Party to indemnify the Indemnified Parties as the case may be. In this case the claim shall be conducted in cooperation with the Indemnifying Party, who may appoint (at their own cost) any legal advisor in addition to the one(s) appointed by the JV Company.

19.7 Subject to the other provisions of this Section 19.7, any amount due under the terms of this Section 19 related to any Loss effectively incurred under the terms of Section 19 (including the corresponding Defense Costs) shall be paid by the Indemnifying Party to the Indemnified Party as follows: (i) if related to a Third-Party Claim, within the fifteen (15) Business Days following the receipt by the Indemnifying Party of a written notice from the Indemnified Party informing about the Loss, it being agreed that any indemnification shall be due only and after final and non- appealable court or arbitral decision in relation to the Third-Party Claim; and (ii) in the event of a Direct Claim, (a) within fifteen (15) Business Days as from the agreement in writing of the Indemnifying Party to be liable for the requested indemnification; or (b) within fifteen (15) Business Days as from the end of the arbitral proceeding provided in this Agreement. Any such indemnification obligation to be paid by the Indemnifying Party shall be adjusted by the IPCA variation between the date in which the Losses were incurred and the date of the actual payment to the Indemnified Party.

19.8 When the Loss has been suffered by the JV Company (after the Subsequent Closing) the Indemnifying Party shall, at its discretion, indemnify the JV Company in the full amount of the Loss. When the Loss has been suffered directly by the Indemnified Parties that are not the JV Company, then the Loss shall be fully indemnified to such Indemnified Party.

19.9 The Parties undertake to act in good faith in the event any Loss occurs, as to mitigate in each case, the amount of any Losses to be indemnified by the other Party. In this sense, Parties shall in good faith (i) avoid performing acts, omissions, and/or letting or making facts or events occur which could cause Losses indemnifiable, (ii) in the event any event triggering Losses occurs, remedy or mitigate the amount of any Losses to be indemnified; and (iii) receive full indemnification under any insurance policy that covers any Loss under this Agreement or seek full indemnification before any responsible third-party for the relevant Loss, undertaking to take all necessary judicial or arbitration measures to receive such indemnification.

19.10 Any amounts paid in connection with this Section 19 shall be made to hold the Indemnified Party harmless with respect to the Losses incurred, with the transfer of amounts necessary for reinstating the Indemnified Party to the status quo ante. In that respect, the payments of any indemnification shall be made taking into account any possible deduction of any Taxes imposed on the receipt of such amounts and/or on their transfer to the relevant party, with the gross-up of such amounts when necessary.

SECTION 20
TERM AND TERMINATION

20.1 This Agreement shall be effective from the Effective Date and shall be automatically terminated upon the earliest to occur of any one of the following events: (a) the Initial Closing Date; (b) the date fixed for termination by a separate written instrument executed by Sanuwave and the IDIC Group; or (c) on the Initial Closing Long Stop Date, if the applicable Parties have not satisfied or waived the Initial Closing Conditions.

20.2 This Agreement may be terminated by Sanuwave, subject to a 30-day cure period if any member of the IDIC Group or any other Party (a) fails to make any payments when due; (b) materially breaches any term or condition of this Agreement, provided that such material breach would be reasonably foreseeable to cause a material adverse effect on the business, financials or results of operations of the non-breaching Party with respect to the Business; or (c) if any member of the IDIC Group or any other Party files for bankruptcy, judicial recovery or becomes insolvent.

20.3 This Agreement may be terminated by the IDIC Group, subject to a 30-day cure period, if Sanuwave (a) fails to make any payments when due; (b) materially breaches any term or condition of this Agreement, provided that such material breach would be reasonably foreseeable to cause a material adverse effect on the business, financials or results of operations of the non- breaching Party with respect to the Business; or (c) files for bankruptcy, judicial recovery or becomes insolvent.

20.3.1 Even if this Agreement is terminated due to any of the reasons described in Clause 20.3 (c), the Supply Agreement, Trademark License Agreement and Technology License Agreement shall survive for the benefit of the JV Company.

20.4 The Shareholders’ Agreement shall provide that if the Subsequent Closing has not occurred by the Subsequent Closing Long Stop Date, that the Parties can mutually agree to extend the Subsequent Closing Long Stop Date. In the event that the Parties do not agree to extend the Subsequent Closing Long Stop Date and if the Subsequent Closing has not occurred by the Subsequent Closing Long Stop Date, Sanuwave shall reimburse to the members of the IDIC Group all reasonable and documented out-of-pocket expenses incurred by the IDIC Group with respect to the Business or the JV Company from the Effective Date until the Subsequent Closing Long Stop Date. In such case, all rights granted to the IDIC Group hereunder, under the Supply Agreement, the Trademark License Agreement and the Technology License Agreement shall be terminated and reverted to Sanuwave. The IDIC Group shall return all equipment and materials provided by Sanuwave in connection with the JV Company and pay all amounts due to Sanuwave. The members of the IDIC Group shall also return to Sanuwave any and all tangible embodiments of any and all Intellectual Property licensed to the IDIC Group by Sanuwave. The IDIC Group shall also provide Sanuwave with a certificate attesting the return of all items indicated above.

20.5 Sections 19, 22, 23, and 24 shall survive the termination of this Agreement. Nothing in this Section 19 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of its termination.

20.6 The JV Company may otherwise be terminated and/or wound up pursuant to the terms and provisions set forth in the Shareholders’ Agreement.

SECTION 21
NON-COMPETE AND NON SOLICIT

21.1 If the Subsequent Closing occurs, the Parties undertake that they shall not, directly or indirectly, either on their own account or through third parties (whether as owner, quotaholder, shareholder, investor, partner, joint venture, consultant, employee, agent, services provider, distributor, licensor or otherwise), conduct activities identical to the Business in Brazil, as carried out by the JV Company at the corresponding time, other than through the JV Company, register, make, have made, develop, license, sell, market or distribute a competing product in Brazil or attempt to register any Intellectual Property of the other Party in its name or in the name of the JV Company, nor shall they permit, consent to, or authorize any of their respective sub-licensees, distributors, contractors or agents to do any of the foregoing (the “Non-Compete Obligation”). For the avoidance of doubt, the Non-Compete Obligation shall also include the production, sale and commercialization, directly or indirectly, either on their own account or through third parties (whether as owner, quotaholder, shareholder, investor, partner, joint venture, consultant, employee, agent, services provider, distributor, licensor or otherwise) of any Device for the treatment of various acute and chronic wounds using extracorporeal shockwave therapy. The Non- Compete obligation does not include the consulting activities of Pharmexon Consulting s.r.o, in any territory whatsoever, which are expressly authorized.

21.2 The Non-Compete Obligation shall be valid in Brazil for the IDIC Group, Versani and Universus and binding on such Parties on and from the Subsequent Closing Date and shall survive for one (1) year as from the date on which either Party ceases to have any direct or indirect equity in the JV Company.

SECTION 22
SPECIFIC PERFORMANCE AND ANNULLMENT OF VOTE

22.1 The Shareholders’ Agreement of the JV Company shall contemplate that the General Shareholders’ Meeting shall have powers to approve the suspension of the voting rights and/or of right to receive dividends of the Parties which are proven in default to the obligations established thereunder, under this Agreement or under Applicable Law, with due regard to Articles 115 and 120 of Brazilian Corporations Law; provided that such suspension shall be valid only until the relevant default has been cured by the defaulting shareholder. The default or failure to comply with any of the obligations set forth under the Shareholders’ Agreement or under this Agreement will grant any harmed Party the right to demand judicially the performance of the obligation under Applicable Law. The Shareholders’ Agreement shall be executed by 2 (two) witnesses and shall create an out-of-court enforceable deed under the terms of Article 585, II of the Civil Procedure Code and the obligations contained therein shall be subject to specific performance pursuant to the civil procedure legislation currently in force. The Shareholders’ Agreement shall be filed at the JV Company’s head office pursuant to and for the purposes of Article 118 of the Brazilian Corporation Law. The members of the Board of Directors shall not cast a vote which does not comply with the provisions of this Agreement.

SECTION 23
DISPUTE RESOLUTION

23.1 In case of controversies or disagreements of any nature, direct or indirectly related or arising from this Agreement, including (i) with respect to its validity, existence and effectiveness; (ii) the existence and/or exercise of any right or obligation arising out of this Agreement; (iii) the existence and/or occurrence of any loss; or (iv) interpretation of terms, conditions and provisions of this Agreement (a “Conflict”), involving any Party and/or the Company, including its successors on any account, the Parties, represented by the member of their Senior Management, shall meet aiming to solve the Conflict in an amicable manner. If an agreement is not reached within 30 (thirty) days or a longer period as may be agreed in writing among the Parties, the Dispute shall be solved by arbitration proceeding pursuant to the following terms.

23.2 The arbitration shall be managed by the International Chamber of Commerce - ICC (“Arbitration Chamber”) pursuant to its internal arbitration rules in force at the time of filling the request by the interested Party (“Rules of Arbitration”).

23.3 The arbitration shall be conducted in English and the seat of the arbitration shall be the City of London, United Kingdom, without prejudice to the designation by the Arbitral Tribunal on the inquiries and hearings to be held elsewhere. The arbitration award shall be rendered in the City of London, United Kingdom. The main documents of the arbitration shall be translated into Portuguese language, provided that the English language version shall prevail in case of conflict.

23.4 The arbitral tribunal shall be composed of 1 (one) arbitrator (“Arbitral Tribunal”), to be nominated in accordance with the Rules of Arbitration.

23.5 All expenses related to the arbitration, as well as fees of the arbitrators and administrative expenses with the Arbitration Chamber shall be borne in accordance with the arbitration award. In no event, however, shall the losing party, total or partially, be required to bear the cost of the legal fees agreed between the winning party(ies) and its attorney.

23.6 The arbitration award shall be definitive and shall be binding upon the Parties, the Company and their successors. The arbitration award shall not be subject to appeal, except for requests for correction and clarifications.

23.7 The Parties and the Company agree that the arbitration shall be kept strictly confidential and that its elements (including the arguments of the parties, evidence, reports, third- party statements and any other document presented or exchanged during the arbitration proceeding) shall only be disclosed to the Arbitral Tribunal, to the Parties, the Company, their lawyers and to any Person required to the development of the arbitration, except for the disclosure requested for the fulfilment of obligations imposed by Law or by any competent Governmental Authority.

23.8 The arbitration provisions set forth herein provided only binds the Parties and the Company, and its effects shall not be extended to any other Person who is not a signatory of this Agreement, even if the other Person is part of the same group of the Parties or of the Company, or is a party to any other agreement with any of the Parties.

SECTION 24
CONFIDENTIALITY

24.1 Each Party agrees not to disclose any Confidential Information of or concerning any other Party, the Business or the JV Company to any Person without the express prior authorization of such other Party. “Confidential Information” means any information concerning the JV Company, the Parties and/or their Affiliates obtained hereunder or in connection herewith. The obligation sets forth in this Section 23 shall not apply to Confidential Information that is or becomes generally available to the public other than as a result of an action or omission by a Party obligated hereunder to preserve the confidentiality of such information or any of its representatives.

24.2 The confidentiality obligations under this Section 24 shall not prevent the disclosure by a Party of any Confidential Information (i) to the extent required under Applicable Law or any regulation applicable to such Party or its Affiliates or for its or their compliance with requirements made by competent Governmental Authority, including public agencies of supervision and control; (ii) for accounting purposes, including for the consolidation of the Party’s investments; or (iii) to such Party’ Affiliates and their respective officers, partners, shareholders, auditors, consultants, financing parties, business partners, investors, advisors or to third parties potentially interested in acquiring the shares, provided that each such Person to which Confidential Information is disclosed has committed to confidentiality obligations no less stringent than those established in this Section 23 or is bound by professional duties of confidentiality.

24.3   If a Party discloses Confidential Information under the terms of item “i” of Section 24.2 above, such Party shall immediately notify the Person who provided the Confidential Information in order to give that Person an opportunity to challenge the legal/regulatory request. The Party shall also cooperate with the referred Person and shall take reasonable efforts to mitigate the disclosure or the use of Confidential Information, as well as to make the Confidential Information to be treated as confidential by the Person to whom the Confidential Information was disclosed.

24.4
Each Party:

(i) shall limit the disclosure of Confidential Information to its directors, officers, employees, the directors, officers and employees of their Affiliates, as well as to the other Persons to whom disclosure is authorized herein, which may be required to use the Confidential Information for the purposes authorized under this Agreement or as a result of their duties, considering that such Persons shall be bound to the Party by means of a confidentiality agreement, with terms no less stringent than those established under this Section 24, or by a professional ethical obligation which requires the maintenance of secrecy and does not violate the terms of this Agreement;

(ii) shall cause (a) each one of its directors, officers and employees, (b) directors, officers and employees of their Affiliates, and (c) each other Person to which it discloses Confidential Information to comply with the obligations provided herein; and

(iii) shall use its best efforts to cause its Affiliates and the Persons mentioned in item “ii” above to comply with the terms of this Section 24, being responsible for the breach of the terms set forth by any such Person.

24.5 The Parties shall use their best efforts to make only the press releases or other public disclosures as are required by law; observing that no press release or other public disclosure shall be made without prior consultation with the other Party(ies).

24.6 The Parties hereby acknowledge that Sanuwave is subject to certain securities laws, compliance with which may require the disclosure of Confidential Information. The Parties hereby agree that Sanuwave may disclose Confidential Information in connection with its ongoing reporting requirements under applicable securities laws and pursuant to any other acts it may take in connection with its obligation to comply with such securities laws.

SECTION 25
IDIC GROUP NOMINEE SHAREHOLDER

25.1 The members of the IDIC Group hereby grant irrevocable powers to the IDIC Group Nominee Shareholder to exercise or waive, as applicable, any and all rights attached to the Shares held by the members of the IDIC Group, including but not limited to the following rights, which the IDIC Group Nominee Shareholder shall exercise in accordance with the terms and conditions of this Agreement:

(a) propose to convene shareholders meetings and exercise voting rights in any Ordinary or Extraordinary General Shareholders Meetings of the JV Company;

(b) exercise any and all rights of the members of the IDIC Group in connection with any Transfer of Shares, including for the purposes of the exercise of any Right of First Offer, Tag-Along Right and Drag-Along Right, which shall be exercised by the IDIC Group as a whole, and not by its individual members;

(c) exercise any and all rights of the members of the IDIC Group in connection with an IDIC Group Change of Control Put Option, which shall be exercised by the IDIC Group as a whole, and not by its individual members;

(d) appoint any members of the Board of Directors and Fiscal Board of the JV Company which the members of the IDIC Group are entitled to appoint jointly as a whole, and not by its individual members; or request the dismissal of any such members of the Board of Directors and Fiscal Board of the JV Company appointed by the members of the IDIC Group as herein provided;

(e) represent the members of the IDIC Group in any Consenting Meetings of Representatives and Consenting Meetings of the Senior Management in connection with a Deadlock;

(f) issue any and all documents required for the Initial Closing and the Subsequent Closing on behalf of the members of the IDIC Group;

(g) represent the members of the IDIC Group in connection with any Event Subject to Indemnification;

(h) execute any amendments to this Agreement on behalf of the members of the IDIC Group;

(i)      grant any consent or approval on behalf of the members of the IDIC Group;

(j) issue any and all notices and written statements required to be issued by the members of the IDIC Group under this Agreement to exercise any of the rights attached to the Shares held by the members of the IDIC Group Members, including but not limited to the rights listed above.

25.2 The members of the IDIC Group hereby agree to execute any and all documents necessary to grant the necessary required for the IDIC Group Nominee Shareholder to exercise the rights provided for herein on behalf of the members of the IDIC Group Members.

25.3 The authority conferred to the IDIC Group Nominee Shareholder is binding on the members of the IDIC Group until another joint representative is notified to the other Parties in writing with a 30-day prior notice. In the event that the IDIC Group Nominee Shareholder becomes unable to perform his responsibilities hereunder or resigns from such position, the members of the IDIC Group shall appoint a new IDIC Group Nominee Shareholder or another representative without delay to fill such vacancy and notify the other Parties of such replacement in writing.

25.4 The members of the IDIC Group hereby acknowledge and agree that all members of the IDIC Group shall be jointly and severally liable for any legal consequences arising from the IDIC Group Nominee Shareholder's exercise of the aforesaid rights in accordance with this Agreement.

25.5 Any member of the IDIC Group who sells and transfers all of its Shares in the JV Company to a Party or a Third-Party shall cease to be a member of the IDIC Group as of the date on which the respective sale and transfer of all of such Shares becomes effective.

  SECTION 26
MISCELLANEOUS

26.1 All costs and expenses incurred by each Party in connection with the preparation, execution and delivery of this Agreement and the other agreements referred to herein shall, unless otherwise expressly agreed in writing between the Parties, be borne exclusively by the Party that incurred such costs.

26.2 All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing, in English (except for documents and/or information received from third-parties attached that may be attached to such notices), and delivered in person or by courier service or by e-mail provided that the other party provides confirmation of transmission, and addressed to such Parties as designated below. Oral communication does not constitute notice for the purposes of this Agreement and telephone numbers of the Parties are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the Business Day following receipt of the originating notice. "Received" for the purposes of this Section shall mean actual delivery of the notice to the address, including electronic address as applicable, of the Party to be notified as specified in this Section. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another Person at another address, by giving at least five (5) Business Days written Notice thereof to all other Parties.

26.3 Any Notice hereunder shall be deemed sufficiently given and received at the time of receipt, if delivered by hand, sent by registered mail or courier service, or, if delivered by email or fax, on the date the other Party receives transmission thereof, free of any transmission error.

26.4 Each Party shall, immediately upon receipt of any Notice given hereunder, acknowledge receipt thereof by any of the means under this Section 26.4, whenever requested to do so by the sender, provided that the lack of such acknowledgment shall not prejudice the validity of any notice given in accordance with this Section 26.4.

26.5 The waiver of any provision of this Agreement by a Party shall not be valid unless in writing and signed by authorized officers of such Party. The waiver by any Party in any instance of the other Party's noncompliance with any obligation or responsibility herein shall not be deemed a waiver of other instances of noncompliance.

26.6 Neither this Agreement nor any provision hereof may be amended in any manner except by an instrument in writing which refers to this Agreement and is executed by each one of the Parties.

26.7 All Schedules and/or Exhibits referred to in, or relating to, this Agreement are attached hereto and are incorporated herein by reference as if fully set forth herein and shall be an integral part hereof. Unless otherwise expressly provided in the text hereof, all references to this Agreement shall be considered to include this Agreement and its Schedules and Exhibits.

26.8 The provisions of this Agreement and its Schedules and Exhibits, (i) set forth the entire agreement and understanding of the Parties as to the subject matter hereof; and (ii) supersede all prior agreements, oral or written, and all other communications between the Parties relating to the subject matter hereof, including, but not limited to, the Term Sheet. In the event of any conflict or discrepancy between the provisions of this Agreement and those of the other Transaction Documents (i) first, the provisions of the Shareholders’ Agreement shall prevail vis-à-vis the provisions of all other Transaction Documents; and (ii) second, the provisions of this Agreement shall (to the extent permitted by Applicable Law) prevail vis-à-vis the provisions of all other Transaction Document.

26.9 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no rights, obligations or liabilities hereunder shall be assignable by any Party without the prior written consent of the other Party, except as otherwise specifically provided herein. None of the conditions, provisions, rights and obligations arising under this Agreement, except as otherwise expressly set forth, shall function to bind other companies, divisions, business units or businesses comprising the respective business groups of each Party.

26.10 Should any provision of this Agreement be held to be definitively unenforceable by a competent court under the Applicable Law, (i) the Parties hereto shall in good faith adopt such measures as are legally permitted and reasonable, so as to actually effect their intent under such provision; and (ii) in any event, the legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

26.11 This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of England and Wales.

26.12 No public release, announcement or other form of publicity concerning the transactions contemplated by this Agreement shall be issued by any Party without the prior consent of the other Party, which consent shall not be unreasonably withheld.

26.13 This Agreement is not intended, nor should anything herein be construed, to create a relationship of partners, principal and agent, employer and employee, or other fiduciary relationship among the Parties, except as expressly provided herein. Except as expressly provided herein, no Party shall have any authority to represent or to bind the other Party in any manner whatsoever, and each Party shall be solely responsible and liable for its own acts.

26.14 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above mentioned. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document and may be executed by electronically scanned or “pdf” signatures.

SANUWAVE HEALTH INC.

/s/ Kevin A. Richardson II
Name: Kevin A. Richardson II
Title: Chairman & CEO

VERSANI HEALTH CONSULTING CONSULTORIA EM GESTÃO DE NEGÓCIOS EIRELI

/s/ Mauricio Grimoni
Name: Mauricio Grimoni
Title: Partner

UNIVERSUS GLOBAL ADVISORS LLC

/s/ Michael Hubert
Name: Michael Hubert
Title: Principal

IDIC GROUP

/s/ Paulo Cesena                                                                              /s/ Daniel Feliciano Ferreira
Name: Paulo Cesena                                                                      Name: Daniel Feliciano Ferreira

/s/ Fabio Delmonte Moreira                                                            /s/ Parvinder Punia
Name: Fabio Delmonte Moreira                                                     Name: Parvinder Punia

/s/ Laura Nae                                                                                   /s/ Fernando Delmonte Moreira
Name: Laura Nae                                                                            Name: Fernando Delmonte Moreira

CURARUS LIMITED

/s/ Danesh Gadhia
Name: Danesh Gadhia